                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               E'TOWN CORPORATION
--------------------------------------------------------------------------------
     (Name of Registrant as Specified in Its Certificate of Incorporation)

                                      N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials: $118,702.54

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

                                          None
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             ETOWN CORPORATION LOGO

                               E'TOWN CORPORATION
                                600 SOUTH AVENUE
                          WESTFIELD, NEW JERSEY 07090

                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

Dear E'town Corporation Shareholder:

     We invite you to attend a Special Meeting of Shareholders of E'town Corporation, which will be held at The Westwood, 438 North Avenue, Garwood, New Jersey, on Thursday, May 18, 2000 at 10:00 a.m.

     At this important meeting, we will ask you to approve an Agreement and Plan of Merger (the "Merger Agreement") among E'town Corporation ("E'town"), Thames Water Plc ("Thames") and Edward Acquisition Corp., a wholly-owned subsidiary of Thames ("Merger Sub"). Merger Sub was created by Thames specially for this transaction. Under the Merger Agreement, Merger Sub will merge with and into E'town. In effect, E'town will become a wholly-owned subsidiary of Thames.

     If the merger is completed, each share of E'town common stock you own will entitle you to receive $68.00 in cash.

     YOUR VOTE IS VERY IMPORTANT. In order to complete the merger we need both participation by shareholders sufficient to secure a quorum and the affirmative vote of a majority of the votes cast by the holders of the shares of E'town common stock entitled to vote on the Merger Agreement. Failure to secure a quorum on the date set for the Special Meeting would require an adjournment that would cause us to incur considerable additional expense. Only shareholders of record of E'town on March 30, 2000 are entitled to attend the Special Meeting and vote.

     Even if you plan to attend the Special Meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted in favor of the Merger Agreement. Except for shares held through the Elizabethtown Water Company Savings and Investment Plan - 401(k), you may also vote by telephone by calling the toll-free number on your proxy card and you may vote by Internet by visiting the web-site listed on your proxy card. You have the option of revoking your proxy at any time or to vote your shares personally, on request, if you attend the meeting.

     The accompanying proxy statement includes answers to frequently asked questions and a summary description of the merger, followed by a more detailed discussion of the merger and other related matters. WE ENCOURAGE YOU TO READ THE ENTIRE PROXY STATEMENT CAREFULLY.

     THE E'TOWN BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF E'TOWN SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS TRANSACTION.

                                          Sincerely,

                                          ANNEEVANSESTABROOK SIG
                                          ANNE EVANS ESTABROOK
                                          Chairman of the Board

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER, OR DETERMINED THAT THIS PROXY STATEMENT IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

     Thames has furnished all the information in this proxy statement concerning Thames, and E'town has furnished all the information concerning E'town.

                     Proxy statement dated April 14, 2000.

            First mailed to shareholders on or about April 14, 2000.

                               E'TOWN CORPORATION
                                600 SOUTH AVENUE
                          WESTFIELD, NEW JERSEY 07090

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2000

                                                            Date: April 14, 2000

To the Shareholders of E'town Corporation:

     The board of directors of E'town Corporation ("E'town") is pleased to provide you with notice of, and cordially invites you to attend in person or by proxy, a Special Meeting of Shareholders (the "Special Meeting") which will be held at The Westwood, 438 North Avenue, Garwood, New Jersey, on Thursday, May 18, 2000 at 10:00 a.m. for the following purposes:

          1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 21, 1999 (the "Merger Agreement"), attached as Appendix A to the accompanying proxy statement, providing for the merger of Edward Acquisition Corp. with and into E'town. Edward Acquisition Corp. is a wholly-owned subsidiary of Thames Water Plc ("Thames") that was specially organized for this transaction. As a result of this merger, E'town will become a wholly-owned subsidiary of Thames;

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Only E'town shareholders at the close of business on March 30, 2000 will be entitled to notice of and to vote at the Special Meeting or its postponements or adjournments. A complete list of shareholders entitled to vote at the Special Meeting will be available at that meeting for inspection by any shareholder. Approval of the Merger Agreement will require the affirmative vote of a majority of the votes cast by the holders of shares of E'town common stock entitled to vote on the Merger Agreement.

     THE E'TOWN BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF E'TOWN SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     Please sign, date and return the accompanying proxy card in the enclosed addressed envelope, which requires no postage if mailed in the United States. Except for shares held through the Elizabethtown Water Company Savings and Investment Plan - 401(k), you may also submit your vote by telephone or via the Internet in accordance with the instructions on the accompanying proxy card. You may revoke your proxy at any time before the vote is taken, in accordance with the instructions set out on pages 13 to 14 of the accompanying proxy statement.

     PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

     Under New Jersey law, shareholders of E'town do not have appraisal rights in the merger. Therefore, if you vote against the merger, but the merger is eventually approved, you will receive the per share merger consideration payable in the merger rather than an appraised value of the shares you hold.

                                          By Order of the Board of Directors,

                                          /s/ Walter M. Braswell
                                          WALTER M. BRASWELL
                                          Secretary

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    4
SUMMARY
The Companies...............................................    5
The Special Meeting.........................................    5
The Merger..................................................    6
Surrender of Certificates and Payment for Shares............    6
Reasons for and Background to the Merger....................    6
Recommendation to Shareholders..............................    6
Opinion of E'town's Financial Advisor.......................    6
Conditions to the Merger....................................    6
Regulatory Approvals........................................    6
Certain Covenants...........................................    6
Termination.................................................    6
Material Federal Income Tax Consequences....................    7
Interests of Certain Persons in the Merger..................    7
Absence of Appraisal Rights.................................    7
Selected Historical Consolidated Financial Information......    8
Price of E'town Common Stock and Dividends..................    9
E'town Dividends............................................    9
THE COMPANIES
Thames Water Plc............................................   10
Edward Acquisition Corp.....................................   10
E'town Corporation..........................................   10
THE SPECIAL MEETING
Record Date; Voting Power; Vote Required....................   12
Ownership of Voting Stock by Management.....................   12
Voting of Proxies...........................................   12
Revocability of Proxies.....................................   13
Solicitation of Proxies.....................................   14
THE MERGER
General Description of the Merger...........................   15
Background to the Merger....................................   15
E'town's Reasons for the Merger.............................   18
Financial Projections of E'town.............................   21
Opinion of E'town's Financial Advisor.......................   22
  Selected Companies Analysis...............................   24
  Precedent Transactions Analysis...........................   26
  Discounted Cash Flow Analysis.............................   26
  Other Factors.............................................   26
  Miscellaneous.............................................   27
Effective Time..............................................   27
Certificate of Incorporation and By-laws....................   27
Directors and Officers......................................   27

                                                              PAGE
                                                              ----
Regulatory Approvals........................................   28
  New Jersey Board of Public Utilities......................   28
  Antitrust.................................................   28
  Industrial Site Recovery Act..............................   28
  Obligations to Obtain Regulatory Approvals................   29
Injunctions.................................................   29
Interests of Certain Persons in the Merger..................   29
  Surviving Company Directors and Officers..................   29
  Employment Agreement......................................   29
  Success Fee...............................................   30
  Change in Control Agreements..............................   31
  Acceleration of Vesting...................................   32
  Indemnification...........................................   32
Material Federal Income Tax Consequences of the Merger......   32
Absence of Appraisal Rights.................................   33
THE MERGER AGREEMENT
General.....................................................   34
Corporate Governance Matters................................   34
  Directors.................................................   34
  Officers..................................................   34
  Merger Consideration......................................   34
Exchange of Stock for Cash..................................   34
  Paying Agent..............................................   34
  Exchange and Payment Procedures...........................   35
  Lost, Stolen or Destroyed Certificates....................   35
  Withholding Rights........................................   35
Representations and Warranties..............................   35
Covenants...................................................   36
  Mutual Covenants..........................................   36
  Covenants of E'town.......................................   37
  Covenants of Thames.......................................   38
  No Solicitation of Alternative Proposals..................   38
Additional Agreements.......................................   40
  Access to Information.....................................   40
  Regulatory Matters........................................   40
  Indemnification of Directors and Officers; Insurance......   40
  Public Announcements......................................   40
  E'town Rights Agreement...................................   40
  Employee Agreements.......................................   41
  Employee Benefit Plans....................................   41
  Expenses..................................................   41
  Further Assurances........................................   42
  Community Involvement.....................................   42
  Transition Planning.......................................   42
  Compliance with ISRA......................................   42
  E'town Convertible Subordinated Debentures................   42
  Stock Options and Restricted Stock........................   42

                                                              PAGE
                                                              ----
Conditions..................................................   43
  Mutual Conditions.........................................   43
  Conditions to Obligations of Thames.......................   43
  Conditions to Obligations of E'town.......................   44
Termination, Amendment and Waiver...........................   44
  Termination...............................................   44
  Effect of Termination.....................................   45
  Termination Fees..........................................   45
  Amendment.................................................   45
  Waiver....................................................   46
SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   47
INDEPENDENT PUBLIC ACCOUNTANTS..............................   49
OTHER MATTERS...............................................   49
SHAREHOLDER PROPOSALS.......................................   49
CERTAIN VOTING AND PROXY CARD MATTERS.......................   49
WHERE YOU CAN FIND MORE INFORMATION.........................   50
INDEX OF DEFINED TERMS

                                   APPENDICES

APPENDIX A:  Agreement and Plan of Merger, dated as of November 21, 1999
APPENDIX B:  Opinion of Salomon Smith Barney Inc., dated November 21,
             1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHAT WILL HAPPEN IN THE PROPOSED TRANSACTION?

A. Edward Acquisition Corp. ("Merger Sub"), a wholly-owned subsidiary of Thames Water Plc, ("Thames") formed solely to complete the merger, will merge into E'town Corporation ("E'town"). As a result, E'town will become an indirect and wholly-owned subsidiary of Thames.

Q. WHY DID E'TOWN'S BOARD DECIDE THAT THIS MERGER IS THE BEST WAY TO MAXIMIZE SHAREHOLDER VALUE NOW?

A. The board believes that the timing for a sale of E'town is optimal. Market to book value ratios and price to earnings ratios for many water utilities, including E'town, are at or near all-time highs, and water utility companies are being acquired for attractive prices. The $68.00 per share price to be paid by Thames represents a premium of approximately 36% over the $49.94 per share average closing price for E'town common stock for the 30 calendar days prior to the announcement of the merger, and a 24% premium over E'town's all-time-high closing share price of $54.63. The price to be paid by Thames exceeds the level that E'town could reasonably be expected to achieve as an independent company. The water industry in the United States is consolidating rapidly and is increasingly being dominated by large companies. Your board of directors determined that because of E'town's size and limited capital resources, it could not easily take advantage of growth opportunities through acquisitions and, as a result, might not remain competitive in the industry. In addition, your board determined that E'town may not be able to participate in public/private partnerships that it may wish to pursue in the future because of the significant amounts of capital required to be contributed by prospective private parties such as E'town. Your board determined that E'town shareholders could best benefit from the industry consolidation through a sale of E'town to, or a business combination of E'town with, a larger industry leader.

    Please read the more detailed description of E'town's reasons for the merger on pages 18 to 20.

Q.  WHAT EFFECT WILL THE MERGER HAVE ON E'TOWN'S CUSTOMERS AND EMPLOYEES?

A. Your board of directors believes that the merger will position E'town as an integral part of one of the world's premier water services companies and will provide strategic growth opportunities and access to cutting-edge technologies that will benefit both E'town's customers and employees in a manner that E'town could not achieve on its own.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. In exchange for each share of E'town common stock you own, you will have the right to receive $68.00 in cash.

Q.  WILL I STILL BE A SHAREHOLDER OF E'TOWN AFTER THE MERGER?

A. No. In the merger, you will receive cash in exchange for all of your E'town shares. Following the merger, E'town will be a wholly-owned subsidiary of Thames and its shares will be delisted from the New York Stock Exchange.

Q.  HOW WILL THE MERGER AFFECT MY FUTURE DIVIDENDS?

A. You will continue to receive regular quarterly dividends on your E'town shares until the closing of the merger. If the closing of the merger does not occur between a record date and payment date of a regular quarterly dividend, E'town may declare a special prorated dividend, at the then quarterly rate, for the period between that payment date and the closing of the merger. After the closing of the merger, you will not own any E'town shares on which to receive dividends.

Q.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A. You will be taxed on your receipt of the cash given to you for your shares of E'town common stock to the extent that the amount of cash you receive exceeds your tax basis in those shares. Please read the more detailed description of Federal income tax consequences on page 32.

    THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDER-

    STANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q.  WHAT DO I NEED TO DO NOW?

A. Please read this document carefully, and then complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. That way, your E'town shares can be represented at the Special Meeting of Shareholders. Except for shares owned through the Elizabethtown Water Company Savings and Investment Plan -- 401(k) ("401(k) Shares"), you may also vote by telephone or via the Internet by calling the toll-free number or visiting the web-site listed on your proxy card. If you intend to vote by telephone or via the Internet, do not return the proxy card.

    If you own 401(k) Shares, you will receive a separate proxy card for those shares. You will not be able to vote these shares by telephone or via the Internet.

    If you own shares through participation in the E'town Corporation Dividend Reinvestment and Stock Purchase Plan, your proxy card covers both plan (uncertificated) shares and certificated shares unless the shares have been registered in different names. If you have registrations of shares in different names, you will receive a separate proxy card for each name under which you hold shares.

    If a broker holds your shares as nominee, you will receive a voter information form from your broker.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. Do not send in your stock certificates now. If the merger is completed, you will receive written instructions on how to exchange them.

Q.  WHO MUST APPROVE THE MERGER?

A.  - E'town's board of directors (already approved);

    - The board of directors of Thames (already approved);

    - The board of directors of Merger Sub (already approved); and

    - The majority of the votes cast by the holders of shares of E'town common stock entitled to vote on the Merger Agreement.

    We must also obtain some regulatory approvals for the merger. Please read the more detailed description of the regulatory approvals on pages 28 to 29.

    E'town and Thames cannot complete the merger without the approval of the majority of the votes cast by the holders of shares of E'town common stock entitled to vote on the Merger Agreement. Your vote is very important.

    THE E'TOWN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q.  DO THE SHAREHOLDERS OF THAMES VOTE ON THE MERGER?

A.  No. Only E'town shareholders vote on the merger.

Q.  WHEN DOES E'TOWN EXPECT TO COMPLETE THE MERGER?

A. We are working to complete all aspects of the merger as quickly as possible. Currently, we expect to complete the merger prior to the end of 2000.

Q. WHAT HAPPENS IF I DO NOT INSTRUCT A BROKER HANDLING MY SHARES ON HOW TO VOTE ON THE MERGER?

A. If a broker holds your E'town shares as nominee, he or she will not be able to vote them without instructions from you. You will receive a voter information form from your broker. If you do not instruct your broker on how to vote, you will not be voting and this will hinder the securing of a quorum for the Special Meeting.

Q.  WHAT HAPPENS IF I DO NOT RETURN MY PROXY?

A. If you do not return your proxy, or do not vote by telephone or via the Internet, you will not be counted as a voting shareholder unless you attend the Special Meeting and vote. And, unless you attend the Special Meeting, this will hinder the securing of a quorum for that meeting. Failure to secure a quorum for the Special Meeting will lead to the need for an adjournment that would cause E'town to incur considerable additional expense.

    If you hold E'town shares through a stock plan such as the E'town Dividend Reinvestment and Stock Purchase Plan, or the Elizabethtown

    Water Company Savings and Investment Plan -- 401(k), you are allowed to vote the E'town shares allocated to your account to approve or disapprove the Merger Agreement.

    If you do not return a proxy card for your shares held through the Dividend Reinvestment and Stock Purchase Plan, those shares will not be voted unless you (or your appointed representative) vote in person at the Special Meeting. If you sign and return a proxy card for these shares, but do not provide instructions on how to vote them, these shares will be voted "FOR" the Merger Agreement.

    For your 401(k) Shares, if you fail to submit a proxy card, or you fail to provide voting instructions on your returned proxy card, the trustees of the 401(k) Plan will direct the voting of your 401(k) Shares for you.

    Please read the more detailed description of the consequences of not voting these shares on page 13.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED AND DATED PROXY CARD?

A. Yes. You may revoke your proxy at any time before your shares are voted. Please refer to the instructions on how to revoke your proxy set out on pages 13 to 14.

Q.  DO I HAVE APPRAISAL RIGHTS FOR MY SHARES IF THE MERGER IS COMPLETED?

A. No. An appraisal right permits shareholders to receive payment for their shares in an amount determined by an independent appraisal rather than the consideration which they otherwise would receive in the transaction. Under New Jersey state law, E'town shareholders do not have appraisal rights in the merger. Therefore, if you vote against the merger but the merger is nonetheless approved by the requisite votes of the shareholders, you will still receive the $68.00 per share cash consideration rather than an appraised value of the shares you hold.

Q.  WHAT REGULATORY APPROVALS ARE NEEDED FOR THE MERGER?

A. The merger must be approved by the New Jersey Board of Public Utilities and by the U.S. federal antitrust authorities. Certain clearances must also be obtained from New Jersey environmental regulators.

Q.  ON WHAT OTHER MATTERS WILL I VOTE AT THE SPECIAL MEETING?

A. It is unlikely that you will be asked to vote on any other matters at the Special Meeting, except possibly procedural items relating to the conduct of the Special Meeting.

Q.  WHO CAN ADDRESS ANY ADDITIONAL QUESTIONS I HAVE?

A. Donna Gregory, Director of Investor Relations of E'town Corporation, 600 South Avenue, Westfield, New Jersey 07090.

    Telephone: (908) 654-1234.

    Email: dgregory@etownwater.com

    For questions on proxy card matters, please contact The Bank of New York, E'town Corporation, P.O. Box 11273, New York, New York 10203-0273.

    Telephone: (888) 269-8845.

    For questions on proxy card matters for your 401(k) Shares, please contact Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230-3230.

    Telephone: (877) 382-0000.

Q.  WHERE CAN I FIND MORE INFORMATION ABOUT E'TOWN?

A. Various sources described under "Where You Can Find More Information" on page 50 of this document provide further information.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD-LOOKING STATEMENTS

     E'town has made forward-looking statements in this document (and in documents incorporated by reference) that are subject to risks and uncertainties. These statements include information concerning possible or assumed future financial condition, results of operations and businesses of E'town. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. The following are some of the factors that may cause actual results to differ from the results indicated in the forward-looking statements:

  - regulatory issues, including the outcome of rate cases;

  - changes in weather patterns;

  - the ability to capitalize on growth opportunities for the companies' regulated and unregulated businesses;

  - the impact of competition from other water services companies;

  - variations in the prices of materials used in the water services industry;

  - exposure to environmental issues and liabilities;

  - the risk that government authorities may impose unfavorable terms as a condition of the merger;

  - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

  - the risks associated with the pursuit of new markets; and

  - other considerations that may be disclosed at various times in publicly issued documents or filings of E'town.

     The areas of risk described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement by E'town or anyone acting on its behalf. Except for its ongoing obligations to disclose material information under the federal securities laws, E'town undertakes no obligation to release publicly any revisions to any forward-looking statements to report events or circumstances after the date of this proxy statement or the occurrence of unanticipated events.

                                    SUMMARY

     This summary highlights selected information in this document and may not contain all of the information that is important to you. You should read carefully the entire proxy statement, the documents incorporated by reference and the other documents to which it refers, before you decide how to vote. See "Where You Can Find More Information" on page 50 of this document. Each item in this summary includes a page reference directing you to a more complete description of that item. ("We" and "our" as used in this document refers to E'town Corporation.)

THE COMPANIES

THAMES WATER PLC (PAGE 10)
14 Cavendish Place
London W1M 0NU
United Kingdom
(44-171) 636-8686

     Thames Water Plc ("Thames") is one of the world's largest water and wastewater companies as measured by the size of population served by it. Thames has been investor-held since 1989 and is listed on the London Stock Exchange.

     In the United Kingdom, Thames serves 12 million customers in London and the Thames Valley -- an area of over 5,000 square miles. Thames has been active in the international water market for well over a decade providing water and wastewater products and services for municipalities around the world. Thames currently serves over 21 million people in 20 countries. It has 14,000 employees worldwide and its current major international projects will provide water and wastewater services to customers in numerous countries including Turkey, Malaysia, Thailand, China and the United States territory of Puerto Rico.

EDWARD ACQUISITION CORP. (PAGE 10)

     Edward Acquisition Corp., a New Jersey corporation ("Merger Sub"), is an indirect, wholly-owned, special-purpose subsidiary of Thames. Merger Sub was formed by Thames solely for the purpose of completing the merger with E'town.

E'TOWN CORPORATION (PAGE 10)
600 South Avenue
Westfield, New Jersey 07090
(908) 654-1234

     E'town Corporation ("E'town") is a holding company primarily engaged in water-related businesses. E'town provides water and wastewater services through its regulated utilities and nonregulated contract operations. It is the parent company of Elizabethtown Water Company ("Elizabethtown"), which, with its subsidiary, The Mount Holly Water Company ("Mount Holly"), is the fifth-largest investor-owned water utility in the United States based on revenues. Elizabethtown and Mount Holly provide water service to half a million people in 54 municipalities in eight central New Jersey counties, and, on a wholesale basis, a portion of the water requirements of seven municipal systems and three investor-owned companies serving an additional half million people. E'town's principal contract operations subsidiaries are Edison Water Company and Liberty Water Company. E'town is also the parent company of Applied Water Management, Inc. ("AWM") and Applied Wastewater Management, Inc. ("AWWM") which design, build, own and operate water and wastewater treatment facilities. E'town's non-regulated real estate subsidiary, E'town Properties, Inc., is in the process of selling its undeveloped real estate properties, the proceeds from which are then reinvested in water and wastewater projects.

THE SPECIAL MEETING
(PAGES 12 TO 14)

     The Special Meeting of E'town shareholders will be held at The Westwood, 438 North Avenue, Garwood, New Jersey, on Thursday, May 18, 2000, at 10:00 a.m. local time.

     At the Special Meeting, we will ask you to approve the Merger Agreement. For the merger to proceed, we must obtain the affirmative vote of a majority of the votes cast by the holders of the shares of E'town common stock entitled to vote on the Merger Agreement.

     Only the E'town shareholders at the close of business on the record date, March 30, 2000, will be entitled to notice of the Special Meeting and only these shareholders may vote.

     Each share of E'town common stock carries one vote. On March 30, 2000, 8,774,898 votes were eligible to be cast at the Special Meeting.

THE MERGER
(PAGES 15 TO 33)

     Under the Merger Agreement, Merger Sub will merge with and into E'town and E'town will continue as the surviving company. In the merger, each share of E'town common stock will be converted into the right to receive $68.00 in cash (sometimes referred to in this document as the "merger consideration"). The effect of the merger is that E'town will become an indirect, wholly-owned subsidiary of Thames.

     The Merger Agreement is attached as Appendix A to this document. We encourage you to read it carefully. It is the legal document that governs the merger.

SURRENDER OF CERTIFICATES AND PAYMENT FOR SHARES
(PAGES 34 TO 35)

     After the merger, you will no longer have your usual rights as an E'town shareholder. Your sole right in any E'town shares you held immediately before the merger will be to receive the merger consideration of $68.00 per share. We will send you letters of transmittal for use in surrendering stock certificates and obtaining payment for surrendered shares promptly after the merger is completed. Do not surrender any certificates until the letter of transmittal and instructions are received.

REASONS FOR AND BACKGROUND TO THE MERGER
(PAGES 15 TO 20)

     You should review the factors that the E'town board of directors considered when deciding whether to approve the merger.

RECOMMENDATION TO SHAREHOLDERS
(PAGE 18)

     The E'town board of directors has determined that the merger is in the best interests of the E'town shareholders and unanimously recommends that you vote to approve the Merger Agreement at the Special Meeting.

OPINION OF E'TOWN'S FINANCIAL ADVISOR
(PAGES 22 TO 27)

     In connection with the merger, the E'town board received a written opinion from Salomon Smith Barney Inc. ("Salomon Smith Barney") as to the fairness, from a financial point of view, of the merger consideration to the holders of E'town common stock. The full text of Salomon Smith Barney's written opinion dated November 21, 1999 is attached to the back of this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

     SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE E'TOWN BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

CONDITIONS TO THE MERGER
(PAGES 43 TO 44)

     We will complete the merger only if we satisfy several conditions, including the following:

  - the E'town shareholders approve the Merger Agreement;

  - no legal restraints or prohibitions exist that prevent the consummation of the merger; and

  - we comply with the regulatory requirements set forth below under "Regulatory Approvals."

REGULATORY APPROVALS
(PAGES 28 TO 29)

     To complete the merger, we must obtain approvals from various federal and state regulatory agencies, including the New Jersey Board of Public Utilities, and the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Certain clearances must also be obtained from the New Jersey environmental regulators.

CERTAIN COVENANTS
(PAGES 36 TO 40)

     E'town has agreed not to solicit or encourage any proposal from any person to acquire E'town or its assets, but it may respond, subject to compliance with certain procedures, to unsolicited proposals that it may receive.

TERMINATION
(PAGES 44 TO 46)

     Under certain circumstances, the parties may terminate the Merger Agreement prior to completing the merger. If termination occurs because E'town's board of directors decides to pursue an alternative acquisition proposal, E'town may be re-quired to pay Thames a termination fee of $16.5 million, plus reimbursement of expenses of up to $5 million.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(PAGES 32 TO 33)

     Shareholders receiving cash for their shares will recognize a gain or loss to the extent of the difference between the amount of cash they receive and their adjusted tax basis in their E'town shares.

     THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(PAGES 29 TO 32)

     When you consider the board's recommendations, you should realize that some board members and executives will receive benefits or have interests that may be different from yours as a shareholder. For example, Andrew M. Chapman, current President of E'town, will be elected as a director both of the surviving company and of Thames Water North America Inc. Mr. Chapman has also entered into a new employment agreement with E'town which will become effective upon the completion of the merger. Edward A. Clerico, current President of AWM and AWWM will be elected as a director of the surviving company, and Anne Evans Estabrook will be elected as a member of the International Supervisory Board of the international services subsidiary of Thames.

     The members of the E'town board of directors were aware of these additional interests and considered them when they approved the Merger Agreement.

ABSENCE OF APPRAISAL RIGHTS
(PAGE 33)

     Under New Jersey law, you do not have the right to obtain an appraised value for your shares in place of the $68.00 per share cash payment provided in the Merger Agreement.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     In the table below, we provide you with selected historical consolidated financial data of E'town.

     The data as of December 31, 1999 and for each year in the five-year period ended December 31, 1999 have been derived from E'town's audited financial statements and should be read in conjunction with those statements.

     You should read the information set forth below in conjunction with the respective audited financial statements of E'town incorporated by reference in this document. See "Where You Can Find More Information" on page 50.

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1999        1998        1997        1996        1995
                                      --------    --------    --------    --------    --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Income Statement Data:
Operating Revenues..................  $162,195    $145,480    $133,826    $110,409    $108,398
Operating Income....................  $ 37,608    $ 39,963    $ 36,653    $ 26,287    $ 25,581
Net Income..........................  $ 20,487    $ 22,330    $ 19,260    $ 15,073    $ 15,296
Earnings Per Share of Common Stock:
  Basic.............................  $   2.39    $   2.70    $   2.44    $   1.96    $   2.16
  Diluted...........................  $   2.36    $   2.66    $   2.41    $   1.96    $   2.14
Average Number of Shares Outstanding
  For Calculation of Earnings Per
  Share:
  Basic.............................     8,572       8,263       7,891       7,668       7,095
  Diluted...........................     8,871       8,567       8,215       7,966       7,394
Dividends Declared Per Common
  Share.............................  $   2.04    $   2.04    $   2.04    $   2.04    $   2.04
Balance Sheet Data (at the end of
  the period):
Total Assets........................  $848,308    $778,742    $670,904    $655,207    $595,156
Long-term Debt-Net..................  $266,015    $286,908    $247,298    $193,481    $193,674
Common Shareholders' Equity.........  $229,233    $215,472    $193,923    $183,512    $177,081
Book Value Per Common Share.........  $  26.26    $  25.43    $  24.17    $  23.58    $  23.54

                   PRICE OF E'TOWN COMMON STOCK AND DIVIDENDS

     E'town's common stock is traded on the New York Stock Exchange under the symbol "ETW".

     The following table provides trading and dividend information for E'town shares for the periods indicated based on a calendar year. All of the prices set forth in this section are as reported on the New York Stock Exchange Composite Transaction Tape, based on published financial sources.

                                                               SHARE PRICE RANGE
                                                  DIVIDENDS    ------------------
                                                  DECLARED      HIGH        LOW
                                                  ---------    -------    -------
1997
First Quarter...................................    $0.51      $31.75     $29.12
Second Quarter..................................     0.51       34.87      29.50
Third Quarter...................................     0.51       34.00      30.50
Fourth Quarter..................................     0.51       40.50      31.87
1998
First Quarter...................................    $0.51      $39.69     $34.38
Second Quarter..................................     0.51       38.06      33.88
Third Quarter...................................     0.51       43.75      36.44
Fourth Quarter..................................     0.51       47.38      40.75
1999
First Quarter...................................    $0.51      $47.75     $37.00
Second Quarter..................................     0.51       47.00      39.31
Third Quarter...................................     0.51       53.13      45.13
Fourth Quarter..................................     0.51       63.38      43.19
2000
First Quarter...................................    $0.51      $65.00     $63.25
Second Quarter through April 10, 2000...........    $  --      $64.31     $63.00

     The table below shows the closing prices for E'town shares on November 19, 1999, the last full trading day before the public announcement of the proposed transactions, and on April 10, 2000, the most recent date for which quotations were available prior to the printing of this document.

DATE                                                HIGH      LOW      CLOSE
----                                               ------    ------    ------
November 19, 1999................................  $54.75    $51.88    $51.88
April 10, 2000...................................  $63.50    $63.25    $63.25

     We urge you to obtain current market quotations for E'town shares.

E'TOWN DIVIDENDS

     The Merger Agreement does not restrict E'town's ability to declare and pay its regular quarterly dividends prior to the completion of the merger. If the closing of the merger has not occurred by September 30, 2000, E'town may increase the annual rate of its regular quarterly dividends by not more than 3%. If the merger does not become effective between a record date and payment date of a regular quarterly dividend, E'town may declare and pay a special prorated dividend, at the then current quarterly rate, for the period between such payment date and the date the merger becomes effective.

                                 THE COMPANIES

THAMES WATER PLC
14 Cavendish Place
London W1M 0NU
United Kingdom
(44-171) 636-8686

     Thames Water Plc ("Thames") is one of the world's largest water and wastewater companies as measured by the size of population served by it. Thames has been investor-held since 1989 and is listed on the London Stock Exchange.

     In the United Kingdom, Thames serves 12 million customers in London and the Thames Valley -- an area of over 5,000 square miles. Thames has been active in the international water market for well over a decade providing water and wastewater products and services for municipalities around the world. Thames currently serves over 21 million people in 20 countries. It has 14,000 employees worldwide and its current major international projects will provide water and wastewater services to customers in numerous countries including Turkey, Malaysia, Thailand, China and the United States territory of Puerto Rico.

EDWARD ACQUISITION CORP.

     Edward Acquisition Corp. ("Merger Sub") is a wholly-owned, special-purpose subsidiary of Thames. It was formed solely for the purpose of completing the merger with E'town Corporation.

E'TOWN CORPORATION
600 South Avenue
Westfield, New Jersey 07090
(908) 654-1234

     E'town Corporation ("E'town") is a holding company primarily engaged in water-related businesses. E'town provides water and wastewater services through
(i) its regulated utilities, (ii) its non-regulated contract operations subsidiaries and (iii) a non-regulated subsidiary which designs, constructs and operates water and wastewater systems. E'town serves more than a million water customers in New Jersey. E'town also manages two municipal water systems under long-term contracts and has subsidiaries which design, construct, operate and own water and wastewater facilities in the northeast United States. E'town is listed on the New York Stock Exchange.

     E'town's wholly-owned operating subsidiaries are as follows:

  A. Regulated Utilities

     1. Elizabethtown Water Company ("Elizabethtown")

     Elizabethtown and its subsidiary, The Mount Holly Water Company, form the fifth-largest investor-owned water utility in the United States based on revenues. Elizabethtown provides water service to a population of half a million in New Jersey with approximately 189,000 meters in service. Elizabethtown also provides, on a wholesale basis, a portion of the water requirements of seven municipal systems and three investor-owned companies serving a population of an additional half million people.

     2. The Mount Holly Water Company ("Mount Holly")

     Mount Holly is a subsidiary of Elizabethtown. Mount Holly serves a population of approximately 30,000 through 12,000 meters in Burlington County, New Jersey.

     3. Applied Wastewater Management, Inc. ("AWWM")

     AWWM is a wastewater utility engaged in the ownership and operation of wastewater facilities.

  B. Contract Operations

     1. Edison Water Company ("Edison")

     Edison is a non-regulated subsidiary of E'town formed in July 1997 to operate the water system of the Township of Edison, New Jersey under a 20-year contract.

     2. Liberty Water Company ("Liberty")

     Liberty is a non-regulated subsidiary of E'town formed in July 1998 to operate the water system of the City of Elizabeth, New Jersey under a 40-year contract.

  C. Engineering/Operations/Construction

     Applied Water Management, Inc. ("AWM")

     AWM is a non-regulated subsidiary of E'town engaged in the design, engineering, construction and operation of wastewater facilities as well as in the pumping and hauling of wastewater materials.

  D. Investing

     E'town Properties, Inc. ("Properties")

     Properties is a non-regulated subsidiary of E'town which is in the process of selling its undeveloped real estate properties, the proceeds from which are then reinvested in water and wastewater projects. Properties currently has contracts to sell all of its remaining land parcels.

                              THE SPECIAL MEETING

     The board of directors of E'town is soliciting proxies in the accompanying form for use at the Special Meeting of E'town shareholders to be held on May 18, 2000 at 10:00 a.m. at The Westwood, 438 North Avenue, Garwood, New Jersey (and at any adjournment or postponement of that meeting).

     The purpose of the Special Meeting is to vote upon the proposal to approve the Merger Agreement. Under the Merger Agreement, E'town will become a subsidiary of Thames and each E'town shareholder will receive their share of the consideration being paid by Thames for E'town shares, i.e., $68.00 per share.

RECORD DATE; VOTING POWER; VOTE REQUIRED

     Only holders of record of E'town shares at the close of business (5:00 p.m.) on March 30, 2000 (the record date) will be entitled to notice of, and vote at, the Special Meeting or any adjournment or postponement thereof. At the close of business on the record date, 8,774,898 shares of E'town common stock were issued and outstanding and entitled to vote at the Special Meeting. Each E'town share is entitled to one vote on any matter that may properly come before the Special Meeting. Votes may be cast at the Special Meeting in person or by proxy. See "Voting of Proxies" below. The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding E'town shares entitled to vote shall constitute a quorum. If a quorum is not present at the Special Meeting, a majority of shares that are represented, in person or by proxy, may adjourn or postpone the meeting.

     For the Merger Agreement to be approved at the Special Meeting, the affirmative vote of a majority of the votes cast by the holders of the shares of E'town common stock entitled to vote on that agreement is required. Abstentions and properly-executed broker non-votes (i.e., shares held by brokers as nominees for shareholders who have not instructed their broker how to vote and the broker or nominee does not have discretionary voting power on that proposal) will be counted as present for purposes of establishing a quorum. Broker non-votes will not be counted as affirmative votes for the purposes of determining whether the Merger Agreement has been approved.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT

     At the close of business on March 30, 2000, the record date, E'town's directors and executive officers and their affiliates beneficially owned 576,027 shares of E'town common stock, which represents 6.56% of the shares of E'town common stock issued and outstanding.

VOTING OF PROXIES

     Shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted in accordance with the instructions on the proxy card. If your proxy is properly signed and dated but does not contain voting instructions, your proxy will be voted for the approval of the Merger Agreement. Your proxy also confers discretionary authority on the proxies to vote on any other matter not currently known to management that may properly come before the Special Meeting. We do not expect that any matter other than those specifically stated in this proxy statement will be brought before the Special Meeting.

     The persons named as proxies by an E'town shareholder may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment or postponement.

     The grant of a proxy on the enclosed proxy card does not preclude you from voting in person.

     If you own shares through the E'town Dividend Reinvestment and Stock Purchase Plan but do not have certificates for them, your proxy card represents both:

          (a) the number of shares of E'town common stock certificated in your name; and

          (b) the number of full shares of E'town common stock credited to your plan account;

unless the registrations are in different names. If you have shares registered in different names, you will receive a separate proxy card for each registration. All these shares will be voted in accordance with the instructions on the proxy card.

     If you own shares through the E'town Dividend Reinvestment and Stock Purchase Plan, and no instructions are indicated on a properly signed and returned proxy card, under the terms of the plan document, all of your whole shares held through this plan will be voted in accordance with the recommendations of E'town's management, i.e. FOR approval of the Merger Agreement. If, in respect of these plan shares, you do not return your proxy card, or if you return it without signing it, none of your plan shares will be voted unless you, or your duly appointed representative, vote in person at the Special Meeting. If your shares are held by a broker as nominee, you will receive a voter information form from your broker.

401(K) SHARES

     If you hold shares ("401(k) Shares") through the Elizabethtown Water Company Savings and Investment Plan -- 401(k) (the "401(k) Plan"), you will receive a separate proxy card for these shares. You must return this proxy card to Corporate Election Services in order to vote your 401(k) Shares. You may not vote 401(k) Shares by telephone or via the Internet. If you own 401(k) Shares and either you fail to submit a proxy card or you fail to provide voting instructions on your returned proxy card (whether signed or unsigned) for these shares, under the terms of the 401(k) Plan document, the trustees of the 401(k) Plan will direct the voting of all of your whole 401(k) Shares.

REVOCABILITY OF PROXIES

     If you exercise a proxy (other than in respect of 401(k) Shares or shares held through your broker) you have the power to revoke it at any time before it is voted:

     - by attending the Special Meeting and voting in person; or

     - by delivering a later-dated proxy to

       The Bank of New York
      E'town Corporation
      P.O. Box 11273
      New York, New York 10203-0273; or

     - by telephone, if you previously voted by telephone; or

     - via the Internet, if you previously voted via the Internet.

     Additional proxy cards (other than for 401(k) shares) are available from The Bank of New York. Please note, however, that if you have exercised a proxy for shares held through your broker, you can only revoke that proxy through your broker.

     If you exercise a proxy in respect of 401(k) Shares, you have the power to revoke it at any time before it is voted by delivering a later-dated proxy to

        Corporate Election Services
        PO Box 3230
        Pittsburgh, PA 15230-3230
        Tel. (877) 382-0000

     Additional proxy cards for 401(k) Shares are available from Corporate Election Services.

     Merely attending the Special Meeting will not by itself revoke a proxy. If you attend the Special Meeting you may revoke your proxy and vote in person by informing any of the persons named on the enclosed proxy card that you wish to revoke a previously-submitted proxy.

     We do not expect to adjourn the Special Meeting for a period long enough to require setting a new record date for the Special Meeting. If an adjournment occurs, it will have no effect on the ability of the E'town shareholders of record as of the record date either to exercise their voting rights or to revoke any previously-submitted proxies.

SOLICITATION OF PROXIES

     We will bear the costs of soliciting proxies from E'town shareholders and the cost of printing and mailing this proxy statement.

     In addition to solicitation by mail, the directors, officers and employees of E'town and its subsidiaries may solicit proxies from E'town shareholders either by telephone or in person. These directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation of proxies.

     Arrangements will also be made with banks, brokers or other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of E'town common stock held of record by these persons. E'town will reimburse these parties for reasonable out-of-pocket expenses incurred in forwarding the solicitation materials.

     We have retained Georgeson & Co., Inc. ("Georgeson") to help solicit proxies. Georgeson will receive a fee that we expect will not exceed $10,000 as compensation for its basic solicitation services, plus additional charges for any telephone solicitation services and reimbursement of its out-of-pocket expenses. E'town has agreed to indemnify Georgeson against certain liabilities arising from its engagement.

     YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.

     NO VOTE REQUIRED FOR THAMES SHAREHOLDERS. The shareholders of Thames need not approve the Merger Agreement. Thus, no one is soliciting proxies from Thames shareholders.

                                   THE MERGER

     The discussion in this proxy statement of the merger and the principal terms of the Merger Agreement, is qualified by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

GENERAL DESCRIPTION OF THE MERGER

     On November 21, 1999, E'town, Thames and Merger Sub entered into an Agreement and Plan of Merger. This agreement is referred to in this proxy statement as the "Merger Agreement." The Merger Agreement sets forth the terms of a merger in which Merger Sub, a wholly-owned subsidiary of Thames, will merge with and into E'town, with E'town as the surviving company. After the merger, E'town will continue to conduct its businesses as an indirect, wholly-owned subsidiary of Thames. You will cease to have any equity interest in E'town, will not have the opportunity to participate in the earnings and growth of E'town after the merger and will not have any right to vote on corporate matters. Similarly, you will not face the risk of losses generated by E'town's operations or decline in the value of E'town after the merger.

     You will receive $68.00 cash in exchange for each of your E'town shares. We estimate that the total value of the consideration that E'town shareholders will receive in the merger is approximately $607 million. Thames has represented in the Merger Agreement that it will have the financial resources to complete the merger and the arrangement of financing by Thames is not a condition to closing the merger. Thames has advised us that it presently has sufficient cash on hand and amounts available to it under existing credit facilities to pay the cash consideration.

BACKGROUND TO THE MERGER

     At a meeting of E'town's board of directors held in May 1998, the board reviewed several strategic developments that had begun to cause fundamental changes in the U.S. water utility industry. These factors included:

     - an accelerating pace of consolidation among domestic investor-owned water utility companies;

     - the growth of the market for privatization contracts, whereby government-owned water utilities enter into long-term contracts for the operation and maintenance of their systems;

     - increased activity in the U.S. market by large foreign companies with worldwide water operations. These companies were pursuing acquisitions of investor-owned water companies and bidding on privatization contracts; and

     - increased interest by U.S. electric utility companies in the water sector.

     The board believed that these trends suggested that E'town needed to explore different means to increase its size significantly so that E'town could compete with the larger companies who were entering the U.S. market or being formed through consolidations. These larger companies, with their greater financial and human resources, had distinct advantages in bidding on privatization contract opportunities, and could also attract and retain employees who are skilled in the multiple facets of water production, delivery and services.

     E'town's board of directors authorized management to explore opportunities to increase E'town's size through acquiring smaller companies or merging with companies of roughly equal size (a "merger of equals"). The board also approved management's request to retain Salomon Smith Barney Inc. ("Salomon Smith Barney") as a financial advisor to assist in the process, and E'town subsequently engaged Salomon Smith Barney in July 1998.

     During the remainder of 1998 and early 1999, management made numerous contacts with other companies in order to pursue these opportunities. During this period, several companies expressed interest in acquiring E'town. There was also a series of publicly-announced acquisitions of water utilities, at prices which included attractive premiums to the book values and market prices of the acquired companies.

     Given these high acquisition multiples, E'town's management concluded that purchases of smaller companies, even if successful, would result in significant dilution in earnings per share. The universe of similarly-sized water utilities suitable for a merger of equals with E'town was small. Initial discussions with a company believed by management to be the most likely candidate for a merger of equals did not lead to serious negotiations. In light of the high prices being paid by larger acquirors, the improved opportunities for E'town's employees within larger companies and the competitive issues described above, in the spring of 1999 management, with the board's approval, began to place more emphasis on exploring a potential sale of E'town.

     In addition to the discussions referred to below, the Company had initial meetings with two other companies and actively monitored the merger and acquisition activity occurring in the water utility industry in order to be able to evaluate any proposals that might be made against the increasing base of comparable transactions data. The criteria established by the board in evaluating a potential sale were the shareholder value offered; the commitment of any partner to the Company's core values of environmental stewardship, high water quality standards and strong customer service; and enhanced opportunities for those employees who can function effectively in the increasingly competitive environment for water companies. In 1998 and 1999, management made reports to the board of directors of the progress of contacts and discussions with other companies. The board authorized management to continue these activities, but made no determination as to whether E'town should be sold.

     As part of the above-described activity, in March and May 1999, E'town initiated discussions with two larger utility companies ("Company A" and "Company B") and signed confidentiality and standstill agreements and exchanged nonpublic information with both companies. These companies also conducted due diligence investigations of E'town. Both companies also gave E'town preliminary indications of ranges of prices they would be willing to consider to pay to acquire E'town, assuming satisfactory completion of due diligence and negotiation of an acceptable merger agreement. Company A indicated that it would be prepared to offer all cash consideration or a combination of cash and stock, subject to a "collar" mechanism to address changes in the price of its stock prior to closing. Company B indicated that it would be prepared to offer only its stock as consideration to E'town's shareholders, subject to a collar mechanism.

     Company B initially suggested a purchase of E'town through a stock for stock exchange based on 3 shares of Company B stock for 1 share of E'town stock. For the period from June 1, 1999 through July 15, 1999, Company B's stock was trading in the range of $22 15/16 to $24 3/8. Company B proposed that if its stock price fell below $21 per share, Company B would have the right to deliver the additional shares necessary to maintain the value of the offer at $63 per share of E'town stock (3 shares of Company B stock at $21 per share) or E'town would have the right to terminate the merger. In reviewing this proposal, the E'town board of directors became concerned about the high price to earnings and market to book multiples of Company B's stock relative to its water utility peer group and Company B's prospects for sustaining those multiples given falling interest rates and the trend of declining authorized rates of return (and therefore, profitability) in the regulated water utility industry. In addition, the board did not place significant value on the termination right because if termination were to occur, E'town would likely be in a weakened negotiating position if other acquisition offers developed.

     E'town communicated these concerns about the sustainability of the price of Company B's stock to Company B and suggested that Company B (i) add a cash component to its offer and/or (ii) make a fixed-value offer in stock. Company B responded with a fixed-value offer of $68 per share in stock, subject to Company B's right to terminate if its stock price fell below $21 per share. Company B declined to add a cash component to its offer. E'town's financial advisor advised the board that the small margin between the then current trading range of Company B's stock and the floor price of $21 was insufficient cushion against a further drop in Company B's stock price. Discussions with Company B subsequently ended.

     In July 1999, the board authorized management to concentrate on negotiations with Company A to determine if an acceptable agreement could be reached for an acquisition of E'town by Company A, while continuing a dialogue with Company B. Company A suggested a transaction whereby it would pay $65 for each share of E'town common stock, in cash or common stock of Company A, at the election of E'town shareholders. The fixed-value offer was subject to a collar whereby the offer converted to a fixed exchange ratio if the market price of Company A's stock exceeded $43 per share or fell below $34 per share. During July 1999, the market price of Company A's stock traded in the range of $38 3/8 to $42 1/16 per share. After an intensive period of due diligence and discussions, in early August 1999 the price of Company A's stock fell to $36-$37 per share and Company A withdrew from further negotiations with E'town. Company A cited the decline in the trading range of Company A's stock and the high acquisition prices being paid for water utility companies as major reasons for breaking off discussions, and stressed that it had found nothing in its evaluation of E'town that contributed to its decision.

     At the September 8, 1999 meeting of the corporate planning committee of the E'town board of directors, Anne Evans Estabrook, E'town's Chairman, and Andrew
M. Chapman, E'town's President, reported on the results of an initial meeting held in New York in August at the request of Thames Water Plc, which had earlier expressed an interest in initiating discussions with E'town. At the invitation of Thames, Mrs. Estabrook and Mr. Chapman visited Thames's headquarters in London, England in early September. Mrs. Estabrook and Mr. Chapman told the committee that they were impressed with Thames's management and operations. They recommended that E'town enter into a confidentiality and standstill agreement with Thames in order to provide Thames with nonpublic information regarding E'town, with a view to continuing further discussions. The committee and the board of directors authorized management to enter into such agreements with Thames and any additional candidates identified by Mrs. Estabrook and Mr. Chapman in the course of E'town's continued review of strategic alternatives. E'town and Thames executed a confidentiality and standstill agreement on September 9, 1999. From mid-September until mid-October 1999, Mrs. Estabrook and Mr. Chapman had further discussions with management of Thames and with Company B.

     At the E'town board of directors meeting on October 14, 1999, the board received a report on the progress of these discussions. Mr. Chapman stated that while Company B was still interested in pursuing discussions, it had been unable to address satisfactorily the issues previously raised by the board of directors concerning mitigation of the risk of a future reduction in its high stock market valuation. Mrs. Estabrook reported that Thames had expressed a continuing interest in pursuing discussions with E'town. Thames's chief executive officer had indicated to Mrs. Estabrook and Mr. Chapman that, subject to the outcome of an in-depth due diligence review and negotiation of a mutually acceptable merger agreement, he would be willing to recommend to the Thames board of directors that Thames make an all-cash offer for E'town within a price range of up to $68.00 per share. Thames also requested a period of exclusivity to conduct those activities.

     In response to this request, the board discussed the uncertain prospects for reaching agreements with other potential candidates who had been tentatively identified by management but who had not yet begun serious discussions with E'town, including the two other companies mentioned above. The board also reviewed the status of Company B's interest, and the absence of any momentum in those discussions since the summer. The board of directors authorized the grant to Thames of a 30-day exclusivity period, within which all due diligence activities and negotiation of a definitive agreement would be substantially completed. However, the board required that it retain the ability to consider unsolicited offers for E'town during the exclusivity period, and to terminate the exclusive arrangements early if E'town determined that Thames was not prepared to use its reasonable best efforts to reach an agreement for a combination at a price at the high end of the range previously discussed. A letter agreement containing these terms and providing for an exclusivity period until November 15, 1999 was signed with Thames on October 15, 1999. Thereafter, E'town discontinued its plans to contact additional companies for exploratory discussions during the exclusivity period. E'town did not receive any unsolicited proposals during that period.

     From mid-October until mid-November 1999, Thames conducted due diligence, and E'town made several management presentations to Thames and its advisors. Counsel for E'town distributed a draft of a merger agreement to Thames and its advisors, and the parties met to negotiate the terms of the agreement. Counsel to Thames distributed to Mr. Chapman and his independent counsel a draft of the employment agreement described under "Interests of Certain Persons in the Merger," and separate negotiations occurred with respect to that agreement.

     At a regular E'town board of directors meeting held on November 18, 1999, the board reviewed in detail the status of discussions with Thames. Counsel to E'town distributed to the directors a substantially final draft of the Merger Agreement and a summary of its principal terms. Representatives of Salomon Smith Barney reviewed with the board the premiums and multiples to various indices that would result from an acquisition of E'town within the price range provided by Thames.

     The board then discussed these presentations and the advantages and disadvantages of agreeing to a transaction where E'town's shareholders would receive all cash as opposed to a transaction having a stock component. At the request of the board, counsel to E'town described the nature of the board's responsibilities in considering a transaction that would involve a change of control, and the considerations that the board should take into account in negotiating the amount of the termination fee described under "The Merger Agreement -- Termination Fees."

     At the conclusion of this discussion, the board instructed the Chairman and the President to inform Thames that the board would consider the transaction further only after the remaining open issues, including the amount of the proposed termination fee and completion of discussions regarding Mr. Chapman's employment agreement, were resolved. The board also requested notification that the Thames board of directors had approved a final offer for the acquisition of E'town.

     The E'town board of directors met in special session at 5 p.m. the next day, November 19, 1999. The Chairman reported that the major open issues in the discussions with Thames had been resolved, and that the Thames board of directors had approved the proposal to acquire E'town on the terms described in this proxy statement. Representatives of Salomon Smith Barney made a financial presentation to the board and delivered to the board its oral opinion (which opinion was confirmed by delivery of a written opinion dated the date of execution of the Merger Agreement) to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to holders of E'town common stock.

     After further discussion and consideration, the board of directors unanimously voted to approve the Merger Agreement and determined that the merger is in the best interests of E'town's shareholders.

     In a separate vote, with Mr. Chapman abstaining, the board unanimously approved Mr. Chapman's employment agreement and established the success fee for Mr. Chapman described under "Interests of Certain Persons in the Merger". The success fee of $375,000 was established by the board by reference to Mr. Chapman's cash compensation for 1999 of $320,000 (a base salary of $250,000 plus a performance-related bonus of $70,000, excluding an additional bonus awarded for efforts in connection with the Company's response to Hurricane Floyd). Mr. Chapman's proposed employment contract with Thames provides for a separate "retention" fee of 20% of Mr. Chapman's 1999 base salary, or $50,000. Since the bonus payable under the Thames employment contract must be subtracted from the success fee, the resulting sum is approximately the same as Mr. Chapman's 1999 base salary plus bonus, which is the benchmark used by the board.

     Over the weekend of November 20-21, 1999, the parties finished preparation of the Merger Agreement and Mr. Chapman's employment agreement and executed and delivered them. On November 22, 1999, both parties issued press releases announcing the transaction.

E'TOWN'S REASONS FOR THE MERGER

     For the reasons set out below, your board of directors believes that the consideration to be paid to you in the merger exceeds the value that E'town would be able to achieve for its shareholders in the foreseeable future if E'town were to remain an independent company. Your board of directors has unanimously approved the Merger Agreement and has determined that the merger is in the best interests of E'town shareholders. The E'town board unanimously recommends that you vote FOR approval of the Merger Agreement.

     In determining that the merger is in the best interests of E'town shareholders, your board consulted with the company's legal and financial advisors and considered a number of factors, including the following.

          1. The board believes that the current environment of utility consolidations in the U.S., including in particular water utility acquisitions occurring at attractive prices, provides an optimal time to realize value for E'town shareholders. Market to book value ratios and price to earnings ratios for many water utilities, including E'town, are at or near all-time highs.

          2. The price of $68.00 per share of common stock being paid by Thames represents a premium of approximately 36% over the $49.94 per share average closing price of E'town common stock for the 30 calendar days immediately preceding the announcement of the merger on November 22, 1999. This price also represents a 24% premium over E'town's all-time high closing share price of $54.63.

          3. The price of $68.00 in cash per share of common stock being paid by Thames exceeds the indicative price discussed with Company A and the value believed by the board to be represented by Company B's all-stock offer during E'town's previous discussions with these companies.

          4. The E'town board determined that E'town would not be able to achieve shareholder value equal to the merger consideration being paid by Thames through its current operations, through acquisitions of smaller water companies, or through a merger or other business combination with a similarly-sized water company. The board believes that E'town requires a substantially larger platform in order to compete with the larger companies that are aggressively targeting the U.S. market for water services. The board does not believe that a long-term strategy of pursuing acquisitions, even if successful, would be likely to achieve a platform comparable to that provided by Thames, or result in a stock price that exceeds the price which can be achieved now through sale of the company to Thames.

          5. The board considered the financial presentation of Salomon Smith Barney, including its written opinion dated November 21, 1999, as to the fairness, from a financial point of view, of the merger consideration to the holders of E'town common stock, as described below under the caption "Opinion of E'town's Financial Advisor".

          6. The board determined that Thames is financially capable of completing the merger.

          7. The board took into account the terms and conditions of the Merger Agreement, including those relating to the ability of the E'town board to consider unsolicited offers from third parties prior to approval of the Merger Agreement by E'town shareholders.

          8. The Merger Agreement requires the affirmative vote of a majority of the votes cast by the holders of shares of E'town common stock entitled to vote on that agreement, which, following the distribution of this proxy statement, allows for an informed vote of E'town's public shareholders on the transaction.

     As part of its evaluation process, the board considered the advantages and disadvantages of a transaction with a foreign acquiror instead of a domestic one. The board analyzed this issue by reference to E'town's three primary constituencies: shareholders; customers and communities served; and employees.

     With regard to shareholders, the board of directors considered (i) the likely willingness of regulators to approve an acquisition by a foreign buyer and (ii) the type of consideration that could be offered by foreign and domestic buyers and the related federal tax consequences. While the board realized that there could be some initial concern among regulators about foreign ownership of the Company, it determined that the purchaser's expertise in the water utility field and commitment to community and customer issues would ultimately outweigh these concerns. At the time the board was considering the Thames offer, another U.S. water utility was in the process of being acquired by an offshore purchaser, and substantial interests in two other U.S. water companies were (and are) owned by French companies. Furthermore, the board of directors determined that regulators would recognize that Thames would need to maintain the operations of E'town at a high level to achieve its own business expansion goals in the U.S.

     Thames was not prepared to offer any consideration other than cash, and the board believed that it was not appropriate for E'town's primarily retail and income-oriented shareholders to be required to take stock in a company traded overseas and subject to different accounting and disclosure rules. While the board recognized the tax advantages to its shareholders of a stock-for-stock exchange, it also realized that even after conducting substantial due diligence on any company offering stock, any stock-for-stock exchange would expose holders of E'town common stock to the risks of the future, combined operation. Accordingly, the board determined that the cash consideration offered by Thames was in the best interests of E'town shareholders.

     With regard to customer and community concerns, the board determined that any purchaser must have demonstrated, through its existing operations, commitment to water quality (if in the potable water business), environmental quality, and customer service. The board believed that the level of a purchaser's commitment was better assessed by evaluating its business activities and investments in each of these areas than by making judgments based on where its operations are based. The board believed that any concerns among community and political leaders about a non-U.S. purchaser could be adequately addressed by focusing on the purchaser's commitments to these values and on its overall expertise as a water utility.

     With regard to employees, the board believed that affiliation with a company with substantial expertise in water utility operations worldwide would provide those E'town employees willing to embrace change with expanded career opportunities and the opportunities to learn new operating skills and management techniques.

     The E'town board of directors has also considered (1) the risk that the merger would not be consummated, (2) the effect of the public announcement of the merger on E'town's ability to retain employees, and on the trading price of E'town common stock, (3) the substantial time and effort that will be required of management to complete the merger, (4) the possible impact of the merger on E'town employees, and (5) the possibility that certain provisions of the Merger Agreement might have the effect of discouraging other persons potentially interested in a combination with E'town from pursuing such an opportunity (e.g. E'town's potential obligation to pay to Thames a substantial termination fee and the provision whereby E'town is prohibited from discussing such opportunities once E'town's shareholders have voted to approve the Merger Agreement). The E'town board of directors has concluded that the potential benefits of the merger outweigh these considerations.

     In view of the wide variety of factors considered in connection with its evaluation of the proposed merger, the board of directors did not find it practicable to, and did not, quantify, rank or otherwise attempt to assign relative weights to the foregoing factors. The board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. While the foregoing discussion of the information and factors considered by the board of directors is not intended to be all-inclusive, it does constitute a summary of all material information considered by the board of directors in determining to recommend approval of the Merger Agreement.

FINANCIAL PROJECTIONS OF E'TOWN

     Following are certain financial projections provided by E'town's management to Thames during the period in which due diligence on E'town was being carried out by Thames. The projected results for fiscal year 1999 set forth below were based upon actual results through September 30, 1999 and management forecasts (as prepared originally in December 1998) for the remainder of fiscal 1999.

              E'TOWN CORPORATION CONSOLIDATED STATEMENT OF INCOME
                       YEARS ENDED DECEMBER 31, 1998-2003

                                      ACTUAL                          PROJECTED
                                     --------   -----------------------------------------------------
                                       1998       1999       2000       2001        2002       2003
                                     --------   --------   --------   ---------   --------   --------
                                                          (THOUSANDS OF DOLLARS)
Operating revenues.................  $145,480   $161,193   $167,877   $176,150    $184,698   $189,870
                                     --------   --------   --------   --------    --------   --------
Operating expenses and taxes
  Operations and maintenance.......    60,389     73,644     73,636     75,572      78,492     81,065
  Depreciation.....................    13,679     15,040     16,037     16,780      17,322     17,908
  Other taxes......................    19,770     20,749     21,667     22,387      23,217     23,735
                                     --------   --------   --------   --------    --------   --------
     Total operating expenses and
       taxes.......................    93,838    109,433    111,340    114,739     119,031    122,708
                                     --------   --------   --------   --------    --------   --------
Operating income...................    51,642     51,760     56,537     61,411      65,667     67,162
Other income.......................     1,541      5,287      1,605      3,266       3,521      2,976
                                     --------   --------   --------   --------    --------   --------
Income before interest charges.....    53,183     57,047     58,142     64,677      69,188     70,138
Total interest charges.............    17,824     19,058     21,295     21,854      20,933     19,920
                                     --------   --------   --------   --------    --------   --------
Income before taxes and preferred
  dividends........................    35,359     37,989     36,847     42,823      48,255     50,218
Provision for income taxes.........    12,216     13,176     12,761     14,856      16,762     17,448
                                     --------   --------   --------   --------    --------   --------
Net income.........................    23,143     24,813     24,086     27,967      31,493     32,770
Preferred stock dividends..........       813        813        813        813         813        813
                                     --------   --------   --------   --------    --------   --------
Net income applicable to common
  stock............................  $ 22,330   $ 24,000   $ 23,273   $ 27,154    $ 30,680   $ 31,957
                                     ========   ========   ========   ========    ========   ========
Average shares outstanding.........     8,263      8,602      9,152      9,287       9,423      9,559
                                     ========   ========   ========   ========    ========   ========
Earnings per share applicable to
  common stock.....................  $   2.70   $   2.79   $   2.54   $   2.92    $   3.26   $   3.34
                                     ========   ========   ========   ========    ========   ========

     E'town does not, as a matter of course, make public its forecasts or projections as to the future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. The above summary of these projections is included in this proxy statement solely because the projections were made available to Thames. The projections do not reflect any of the effects of the merger or other future adjustments that may be appropriate concerning E'town and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

     The most significant assumptions used by E'town in developing the financial projections were:

     Regulated Utilities

     - Annual revenue growth of 1.5% from customer growth (assumes average weather conditions).

     - Annual expense increases of 4% in labor costs and 2% in other expenses except power and purchased water.

     - $14 million of rate increases effective in the period June 1999 - January 2002.

     - Capital expenditures of $215 million in the projection period.

     - $30 million of new long-term debt at interest rates of 5.5% - 7%.

     Contract Operations

     - Rate increases for Liberty and Edison per contract.

     - Capital expenditures of $9 million in the projection period.

     Other

     - AWM revenues of $13 million - $15 million annually in the projection period.

     - Gains on sales of land by Properties of $9 million in the projection period.

     - Proceeds of $52 million from issuances of equity and $20 million (6.5% interest rate) from issuance of debt by E'town.

     During the period when Thames conducted due diligence on E'town, E'town provided Thames with revised projections with regard to one unregulated subsidiary which had the effect of reducing earnings per share and consolidated net income by approximately 1.5% in each of the years forecast.

     Other than as described above, E'town has not updated the projections to reflect changes that have occurred since their preparation. E'town believes the assumptions made were reasonable at the time the projections were prepared, given the information known by its management at such time.

     E'town did not prepare the projections with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. E'town's independent auditors have not, and other independent accountants have not, compiled, examined or performed any procedure with respect to the prospective financial information contained in the projections, and they have not expressed any opinion or given any form of assurance on the projections or their achievability, and assume no responsibility for and disclaim any association with, such prospective information. Furthermore the projections necessarily make numerous assumptions, many of which are beyond the control of E'town and may not prove to have been and may no longer be accurate. Additionally, this information does not reflect revised prospects for E'town's businesses, changes in the general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. Accordingly, the projections are not necessarily indicative of current value or future performance, which may be significantly more favorable or less favorable than described below, and should not be regarded as a representation that they will be achieved.

     THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE FUTURE RESULTS OF E'TOWN AND E'TOWN'S VALUE MAY MATERIALLY DIFFER FROM THE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS AND VALUES ARE BEYOND E'TOWN'S ABILITY TO CONTROL OR PREDICT. HOLDERS OF E'TOWN'S COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED OR THAT E'TOWN'S FUTURE FINANCIAL RESULTS WILL NOT MATERIALLY VARY FROM THE PROJECTIONS. E'TOWN DOES NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

OPINION OF E'TOWN'S FINANCIAL ADVISOR

     E'town retained Salomon Smith Barney to act as its financial advisor in connection with the proposed merger. In connection with its engagement, E'town requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of E'town common stock. On November 19, 1999, at a meeting of the E'town board held to evaluate the proposed merger, Salomon Smith Barney delivered to the E'town board an oral opinion (which opinion was confirmed by delivery of a written opinion dated November 21, 1999, the date of execution of the Merger Agreement) to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of E'town common stock.

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the Merger Agreement and related documents;

     - held discussions with senior officers, directors and other representatives and advisors of E'town and with senior officers and other representatives and advisors of Thames concerning the business, operations and prospects of E'town;

     - examined publicly available business and financial information relating to E'town;

     - examined financial forecasts and other information and data for E'town which were provided to or otherwise discussed with Salomon Smith Barney by the management of E'town;

     - reviewed the financial terms of the merger as described in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of E'town common stock, the historical and projected earnings and other operating data of E'town, and the capitalization and financial condition of E'town;

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of E'town; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the management of E'town advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of E'town as to the future financial performance of E'town.

     Salomon Smith Barney assumed, with E'town's consent, that in the course of obtaining the necessary regulatory approvals for the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on the contemplated benefits of the merger to E'town. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of E'town, and did not make any physical inspection of the properties or assets of E'town.

     Salomon Smith Barney was not requested to, and did not, solicit third party proposals for the possible acquisition of all or a part of E'town. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for E'town or the effect of any other transaction in which E'town might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between E'town and Thames. No other instructions or limitations were imposed by E'town on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED NOVEMBER 21, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. SALOMON SMITH BARNEY'S

OPINION IS DIRECTED TO THE E'TOWN BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of E'town. No company, transaction or business used in those analyses as a comparison is identical to E'town or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the E'town board in its evaluation of the merger and should not be viewed as determinative of the views of the E'town board or management with respect to the merger consideration or the proposed merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated November 21, 1999:

  Selected Companies Analysis.

     Using publicly available information, Salomon Smith Barney also analyzed the market values and trading multiples of the following six selected publicly traded companies in the water utilities industry (collectively, the "Selected Water Utilities"):

    - American Water Works Company, Inc.
     - Philadelphia Suburban Corporation
     - California Water Service Group
     - American States Water Company
     - Middlesex Water Company
     - Connecticut Water Services, Inc.

     All multiples were based on closing stock prices on November 18, 1999. Estimated financial data for the Selected Water Utility Companies were based on research analysts' estimates, and estimated financial data for E'town were based on internal estimates of the management of E'town. Salomon Smith Barney compared, among other things, market values as multiples of latest 12 months and estimated calendar years 1999 and 2000 earnings per share and latest 12 months book value as of September 30, 1999. Salomon Smith Barney then applied a range of selected multiples derived from the Selected Water Utility Companies of 19.0x to 22.0x latest 12 months earnings per share, 19.0x to 21.0x estimated 1999 earnings per share, 18.0x to 21.0x estimated 2000 earnings per share and 1.90x to 2.25x latest 12 months book value to corresponding financial data for E'town. Based on approximately the average of the implied equity values derived from that financial data, this analysis resulted in an equity reference range for E'town of approximately $47.00 to $55.00 per share, as compared to the merger consideration of $68.00 per share.

     Salomon Smith Barney also reviewed the trading multiples of selected gas distribution utilities and integrated or distribution oriented electric utilities. These utilities industries are similarly regulated as to equity rates of return and have growth characteristics similar to those of the water utilities industry. Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following 23 selected publicly traded gas distribution and electric utilities (collectively, the "Selected Gas and Electric Utilities"):

             GAS UTILITIES                  ELECTRIC UTILITIES
             -------------                  ------------------
- NICOR, Inc.                               - Consolidated Edison, Inc.
- Peoples Energy Corporation                - Ameren Corporation
- Washington Gas Light Company              - Cinergy
- AGL Resources, Inc.                       - GPU, Inc.
- Piedmont Natural Gas Company, Inc.        - Allegheny Energy, Inc.
- New Jersey Resources Corporation          - Potomac Electric Power Company
- Atmos Energy Corporation                  - DPL Inc.
- NUI                                       - Wisconsin Energy Corporation
                                            - LG&E Energy Corp.
                                            - TECO Energy, Inc.
                                            - NSTAR
                                            - Alliant Energy Corporation
                                            - Conectiv
                                            - Puget Sound Energy, Inc.
                                            - OGE Energy Corp.

     All multiples were based on closing stock prices on November 18, 1999. Estimated financial data for the Selected Gas and Electric Utilities were based on research analysts' estimates, and estimated financial data for E'town were based on internal estimates of the management of E'town. Salomon Smith Barney compared, among other things, equity market values as multiples of latest 12 months and estimated calendar years 1999 and 2000 earnings per share and latest 12 months book value as of June 30, 1999. Salomon Smith Barney then applied a range of selected multiples, based on approximately the median multiples derived from the Selected Gas and Electric Utilities, of 12.5x to 16.5x latest 12 months earnings per share, 12.0x to 16.0x estimated 1999 earnings per share, 11.0x to 14.0x estimated 2000 earnings per share and 1.60x to 1.80x latest 12 months book value to corresponding financial data for E'town. Based on approximately the average of the implied equity values derived from that financial data, this analysis resulted in an equity reference range for E'town of approximately $35.00 to $41.00 per share, as compared to the merger consideration of $68.00 per share.

  Precedent Transactions Analysis.

     Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following eight selected transactions in the water utilities industry (the "Selected Transactions"):

                 TARGET                                     ACQUIROR
                 ------                                     --------
- SJW Corp.                                 - American Water Works Company, Inc.
- Citizen Utilities Company's water         - American Water Works Company, Inc.
division                                    - Suez Lyonnaise Des Eaux S.A.
- United Water Resources, Inc.              - Yorkshire Water plc
- Aquarion Company                          - California Water Service Company
- Dominguez Services Corporation            - American Water Works Company, Inc.
- National Enterprises, Inc.                - Philadelphia Suburban Corporation
- Consumers Water Company                   - NIPSCO Industries, Inc.
- IWC Resources Corporation

     Salomon Smith Barney compared purchase prices in the Selected Transactions as multiples of latest 12 months, forward to year-end and the forward year thereafter net income and latest 12 months book value. All multiples were based on publicly available financial information for the relevant transaction. Salomon Smith Barney then applied a range of selected multiples derived from the Selected Transactions of 22.0x to 30.0x latest 12 months net income, 22.0x to 28.0x forward to year-end net income, 21.0x to 26.0x forward year thereafter net income and 2.50x to 3.00x latest 12 months book value to E'town's latest 12 months and estimated calendar years 1999 and 2000 earnings per share and latest 12 months book value as of September 30, 1999, respectively. Based on approximately the average of the implied equity values derived from that financial data, this analysis resulted in an implied equity reference range for E'town of approximately $57.00 to $72.50 per share, as compared to the merger consideration of $68.00 per share.

  Discounted Cash Flow Analysis.

     Salomon Smith Barney performed a discounted cash flow analysis of E'town's projected free cash flows during fiscal years 1999 through 2003 based on internal estimates of E'town's management, both before and after giving effect to hypothetical synergies which E'town's management indicated might be possible in a merger of E'town with another water utility with major operations in New Jersey. Salomon Smith Barney derived an implied equity reference range for E'town at the end of the five-year period by applying to E'town's 2003 net income a range of selected terminal value multiples of 12.5x to 16.5x (based on the Selected Gas and Electric Utilities) and 19.0x to 23.0x (based on the Selected Water Utilities). The cash flows and terminal values of E'town were then discounted to present value using selected discount rates ranging from 6.75% to 8.75% to derive an implied equity reference range for E'town. Applying a terminal value multiple range of 12.5x to 16.5x, this analysis resulted in an implied equity reference range for E'town of approximately $39.00 to $47.50 per share (before taking into account hypothetical synergies) and approximately $42.00 to $50.00 per share (after taking into account hypothetical synergies), as compared to the merger consideration of $68.00 per share. Applying a terminal value multiple range of 19.0x to 23.0x, this analysis resulted in an equity reference range for E'town of approximately $56.00 to $64.50 per share (before taking into account hypothetical synergies) and approximately $58.50 to $67.00 per share (after taking into account hypothetical synergies), as compared to the merger consideration of $68.00 per share.

  Other Factors.

     In rendering its opinion, Salomon Smith Barney also reviewed and considered, among other things:

     - historical and projected financial data for E'town;

     - research analysts' reports for E'town, including earnings and growth rate estimates of those analysts;

     - a comparison of the trading multiples, historical market prices, growth statistics and trading volumes of selected water, gas and electric utility companies and the relationship between movements in E'town common stock and movements in the common stock of selected water, gas and electric utility companies;

     - the average earnings yield of selected water utility companies relative to the yield of 10-year treasury bonds over the period April 1990 to November 1999; and

     - a business, financial and shareholder profile of Thames.

  Miscellaneous.

     Under the terms of its engagement, E'town has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The fee payable to Salomon Smith Barney is currently estimated to be approximately $4.5 million. E'town also has agreed to reimburse Salomon Smith Barney for reasonable travel and other out-of-pocket expenses incurred by Salomon Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of E'town and Thames for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has provided investment banking services to E'town unrelated to the proposed merger by way of acting as re-marketing agent for E'town's $25,000,000 New Jersey Development Economic Authority Water Facility Bonds (Elizabethtown Water Company
Project -- 1997, Series B), for which services Salomon Smith Barney receives compensation in the amount of $25,000 per year. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with E'town, Thames and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by E'town based on its experience and expertise in merger and acquisition transactions generally and in the utility industry in particular. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTIVE TIME

     The merger will become effective when the parties to the Merger Agreement file a certificate of merger in the office of the Secretary of the State of New Jersey in accordance with the New Jersey Business Corporation Act, or at a later time that Thames and E'town may specify in the certificate of merger (the "Effective Time").

     The merger can not become effective before the date of the Special Meeting of E'town shareholders. If the Merger Agreement is approved at the Special Meeting, the Effective Time will occur as promptly as possible after satisfaction or waiver of the remaining conditions to the merger contained in the Merger Agreement, including the receipt of regulatory approvals.

CERTIFICATE OF INCORPORATION AND BY-LAWS

     The certificate of incorporation of E'town in effect immediately prior to the Effective Time will become the certificate of incorporation of the surviving company until it is amended. The by-laws of E'town in effect immediately prior to the Effective Time will be the by-laws of the surviving company until they are amended.

DIRECTORS AND OFFICERS

     See "The Merger Agreement -- Corporate Governance Matters."

REGULATORY APPROVALS

     The parties must comply with federal and state regulatory requirements before they can complete the merger. Although there can be no guarantee that the parties will obtain the requisite consents or approvals on a timely basis, or at all, we believe that the necessary approvals can be obtained before the fourth quarter of 2000. A discussion of the principal regulatory requirements follows.

  New Jersey Board of Public Utilities.

     E'town's public utility subsidiaries are subject to the jurisdiction of The New Jersey Board of Public Utilities (the "BPU"). E'town and Thames have filed a joint petition with the BPU requesting approval for Thames to acquire control of E'town. The BPU will consider whether Thames is financially, technologically and managerially suitable to control E'town and its subsidiaries as well as the ability of E'town to continue to provide safe, adequate and reliable service to the public through its plant, equipment, and manner of operation were the application to be approved.

     E'town believes that the joint petition to the BPU fully demonstrates that the merger will meet the requirements of New Jersey law. Nonetheless, opposition to the application is possible. It is expected that the New Jersey Office of Ratepayer Advocate will appear in and participate in the BPU's merger approval review process. During the course of the BPU's review of the petition, it is expected that the parties will be allowed to conduct discovery, which will likely consist of interrogatories addressed to E'town and Thames by BPU staff and other intervening parties. Also, it is expected that the parties and the public will have an opportunity to comment on whether the petition should be approved.

     E'town can give no assurance that the necessary BPU approvals will be obtained in a timely manner or at all. Moreover, we cannot guarantee that the BPU approvals will not include conditions that, if accepted, would result in a material adverse effect on the surviving company. If so, Thames will not be obligated to complete the merger.

  Antitrust.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act"), and the rules promulgated under it by the U.S. Federal Trade Commission, we cannot complete the merger until we have notified and furnished certain information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and satisfied specified waiting period requirements. Thames and E'town will file notification and report forms under the Hart-Scott Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. Even after the waiting period expires or is terminated, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice may still challenge the merger on antitrust grounds, either before or after the merger is completed. There can be no assurance that such a challenge, if made, would not be successful. E'town and Thames believe, however, that the merger would not violate federal antitrust laws.

  Industrial Site Recovery Act.

     The New Jersey Industrial Site Recovery Act ("ISRA") imposes certain filing and clearance requirements in respect of the closing, sale or transfer of most industrial sites in New Jersey falling within specific Standard Industrial Classification codes, including a code covering the operations of E'town. However, regulations of the New Jersey Department of Environmental Protection (the "NJDEP"), which administers ISRA, specifically exempt water supply and sewage treatment operations from the terms of ISRA and its implementing regulations. E'town has requested from the NJDEP a Letter of Non-Applicability for the merger with respect to ISRA, and has been advised by outside counsel that it should receive such a letter in due course.

  Obligations to Obtain Regulatory Approvals.

     Under the Merger Agreement, both Thames and E'town have agreed to use all commercially reasonable efforts to obtain all regulatory and governmental approvals necessary or advisable to complete the merger.

INJUNCTIONS

     The obligations of each of Thames and E'town to complete the merger is subject to the condition that there is no law, regulation or injunction in effect that would prohibit the completion of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you consider the recommendations of the board of directors, you should realize that some board members and officers of E'town have interests that may conflict with your own interests as a shareholder. The board of directors was aware of these interests and considered them along with other matters in recommending that you vote to approve the Merger Agreement.

  Surviving Company Directors and Officers.

     Certain officers of E'town will hold positions within the surviving company after the merger. See "The Merger Agreement -- Corporate Governance Matters" at page 34.

  Employment Agreement.

     E'town has entered into an employment agreement with its current President and President of Elizabethtown, Andrew M. Chapman, which, following the merger, will replace Mr. Chapman's existing change in control agreement with E'town.

     Under the terms of the new employment agreement, Mr. Chapman will be employed as President and Chief Executive Officer of both E'town and Elizabethtown after the merger on terms which include the following:

     - employment for a term of at least three years with subsequent automatic one-year renewal terms;

     - a seat on the boards of E'town, Thames Water North America, Inc. and Elizabethtown, and, if Thames establishes a board of directors for its businesses in the Americas, a seat on that board;

     - annual base salary of $270,000 (compared to $250,000 under Mr. Chapman's current employment arrangement with E'town), which, unless the employment agreement has been terminated, may be increased by the compensation committee of the E'town board of directors, on the first anniversary of the employment agreement and on every anniversary thereafter, by such amount as the compensation committee may, in its sole discretion, determine;

     - an annual bonus consisting of the following:

        - a performance bonus in the form of an annual cash bonus equal to 10% of Mr. Chapman's then salary, if Mr. Chapman achieves a specified performance target of which 90% will be based on net profits before taxes based on an agreed annual budget, and 10% will be based on measurable customer service/water quality targets as determined by the compensation committee. Such performance bonus will be increased by 5% of Mr. Chapman's then salary for each 5% increment over the performance target achieved up to a maximum of 50% of such salary;

        - a customer bonus in the form of an annual cash bonus equal to 12 1/2% of Mr. Chapman's then salary for each net increase of 7,500 customer metered connections to E'town's base customer level in the prior year. Wholesale customer metered connections will be credited at a rate of 50% of retail customer metered connections;

        - subject to the terms of Thames's equity-based compensation plan, an annual grant of restricted shares of the stock of Thames of up to 20% of Mr. Chapman's then salary. Each grant will vest over a four-year period upon the attainment of performance goals specified in accordance with the plan or attainment of age 65 by Mr. Chapman;

       Under E'town's current arrangement with Mr. Chapman, Mr. Chapman has an annual bonus target of 30% of base salary, payments under which are based on rates of return on equity realized by Elizabethtown and other goals set by the E'town board.

     - a special retention bonus, payable at the commencement of the employment agreement, equal to 20% of Mr. Chapman's salary in effect immediately prior to the commencement of the employment agreement in consideration for remaining with E'town as its President and Chief Executive Officer;

     - entitlement to participate in all benefit, pension, savings, welfare, perquisite and other plans or arrangements that E'town may make available for its senior executive officers, which plans or arrangements shall be no less favorable to Mr. Chapman than those provided to him prior to the merger;

     - insurance and indemnification by E'town against expenses and liabilities incurred by Mr. Chapman in connection with proceedings instituted against him by reason of his officership with the company;

     - for the period during which he receives payments from E'town under the employment agreement, an agreement by Mr. Chapman not to take certain actions regarding entities which compete with the company; and

     - customary conditions regarding the use of confidential information.

     Under the new employment agreement, Mr. Chapman's severance package depends on the reason for his termination of employment. Mr. Chapman may voluntarily terminate his employment within a six-month period commencing on the earlier of
(i) the date of the first BPU rate order received by Elizabethtown after the merger, or (ii) the date that is 18 months after the merger and receive continued salary and benefits for a period of 24 months.

     If, during the agreement's initial term of three years, Mr. Chapman terminates his employment under circumstances constituting good reason (as defined in the employment agreement) or E'town terminates his employment other than for death, disability or cause (as defined in the employment agreement):

     - Mr. Chapman will receive continued salary, incentive compensation and benefits for a period of 30 months;

     - any of Mr. Chapman's unvested restricted stock and stock options will immediately vest and all restrictions on any restricted stock or stock options held by him will be voided; and

     - he will obtain full vesting of retirement benefits under E'town's Supplemental Executive Retirement Plan (the "SERP"), and, if he has not attained the age of 65, he will be bridged to that age for purposes of vesting of the normal retirement provisions of the SERP, and will be granted an additional 15 years of service for purposes of the benefit accrual under the SERP. In addition, he will become entitled to make an early payout election under the SERP if he has completed 25 years of service with the company (which includes the 15 additional years referred to above).

     If the amounts payable by E'town to Mr. Chapman under the agreement are subject to the excise tax applicable to "parachute payments" under Sections 280G and 4999 of the Internal Revenue Code, E'town will pay Mr. Chapman an additional amount so that, after payment of such excise tax, he receives a sum equal to the original pre-tax severance payment.

  Success Fee.

     The E'town board of directors has resolved that, in recognition of the substantial additional efforts that will be necessary to consummate the merger and the benefits accruing to the shareholders if the merger occurs, Mr. Chapman will be awarded a success fee for bringing the merger to completion in the amount of $375,000 (less any similar bonus or fee payable under the employment agreement mentioned above).

  Change in Control Agreements.

     E'town has previously entered into Change in Control Agreements with Gail
P. Brady, Walter M. Braswell, James E. Cowley, Dennis W. Doll, Anne Evans Estabrook, Beth Gates, Robert W. Kean, III, Edward D. Mullen, Henry S. Patterson, III, Joseph E. Stroin, Jr., Norbert Wagner (the "Officers") and Andrew M. Chapman. The intent of these agreements is to ensure continuity in the management of E'town's operations in the event of a change in control (as defined in the agreements). Following the merger, Mr. Chapman's change in control agreement will be replaced by the employment agreement described above, and Mr. Chapman will not be entitled to any payments under his change in control agreement as a result of the merger. The payments described below, therefore, will not apply to Mr. Chapman as a result of the merger.

     The merger qualifies as a change in control under these agreements. They provide that the Officer is entitled to a severance payment if their employment is terminated:

          (i) within three years of a change in control, by E'town for reasons other than for death or cause or disability; or

          (ii) within three years of a change in control, by the Officer due to an assignment of materially different duties, significantly more travel, diminution in status, position or responsibilities, reduction in compensation and benefits, assignment to a location more than 100 miles (or, in the case of Anne Evans Estabrook, 50 miles) from the Officer's place of employment prior to the change in control, or outside the State of New Jersey.

     If their employment is terminated under these circumstances, the Officer's severance package includes:

     - continued salary, incentive compensation and benefits for a period of 18 (or, in the case of Anne Evans Estabrook, 30) months;

     - payment on the date of termination of an amount equal to the greater of
       (i) all incentive compensation due prior to the change in control but not yet paid and (ii) all incentive compensation due prior to termination of employment and not yet paid (or, in the case of Anne Evans Estabrook, the sum of such incentive compensation amounts);

     - immediate vesting of any unvested restricted stock and stock options granted to the Officer and the voiding of all restrictions on any restricted stock or stock options awarded to the Officer which the Officer then holds (subject, in the case of all Officers other than Anne Evans Estabrook, to the right of the board to amend the terms of such benefits); and

     - in the case of all Officers other than Anne Evans Estabrook, full vesting of retirement benefits under the SERP and, if the Officer has not attained the age of 65, he or she will be bridged to that age for purposes of vesting of the normal retirement provisions of the SERP, and will be granted an additional 10 years of service for purposes of the benefit accrual under the SERP. In addition, the Officers (other than Anne Evans Estabrook) are entitled to make an early payout election under the SERP if they have completed 25 years of service with the company (which includes the 10 additional years referred to above).

     In the case of Anne Evans Estabrook, if the amounts payable by E'town will be subject to excise tax applicable to "parachute payments" under the federal tax laws, E'town will pay Mrs. Estabrook an additional amount so that, after payment of such excise tax, she receives a sum equal to the original pre-tax severance payment. For all other Officers, the amounts payable will be reduced, if desired by the Officer, to avoid excise tax applicable to "parachute payments" under the federal tax laws. Otherwise, the Officer is liable for such tax.

  Acceleration of Vesting.

     Shares of common stock held by officers and directors of E'town will be converted into the right to receive the same merger consideration as shares of common stock held by other shareholders. See "Share Ownership of Management and Certain Beneficial Owners."

     Stock options held by the officers and directors of E'town will be treated in the same manner as stock options held by other employees of E'town. At the Effective Time, all holders of options to purchase E'town common stock (whether vested or unvested) will receive in exchange for the cancellation of their options a cash payment per share equal to the excess of $68.00 over the applicable exercise price, and less any amounts which must be withheld under applicable tax laws. In addition, each outstanding share of restricted common stock issued under restricted stock plans will become fully vested at the Effective Time and will be simultaneously converted into the right to receive a cash payment of $68.00 per share. As of the record date for the Special Meeting, the total benefit officers and directors are expected to receive, as a group, from accelerated vesting of options and restricted common stock under stock option and restricted stock plans is $1,555,748. In addition, one director of E'town is expected to receive a sum of $4,340,304 in merger consideration in exchange for restricted stock of E'town which that director received in connection with E'town's acquisition of AWM and AWWM. See "The Merger
Agreement -- Additional Agreements -- Stock Options and Restricted Stock."

  Indemnification.

     From the Effective Time onwards, Thames and E'town (as the surviving company) will ensure that those individuals who were officers, directors or employees of E'town or any of its subsidiaries at any time before the Effective Time are indemnified, defended and held harmless (to the fullest extent permitted by applicable law) for the following:

          (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages, liabilities or amounts paid in settlement (if Thames provided written consent to the settlement) arising out of events that occurred at or before the Effective Time and are (at least in part) based on the fact that the individual served as a director, officer or employee of E'town or one of its subsidiaries; and

          (ii) those losses in (i) above to the extent they are based on or pertain to the merger transactions.

     In addition, for six years after the Effective Time, Thames will either:

          (i) maintain policies of liability insurance for the benefit of those directors and officers of E'town or its subsidiaries who are currently covered; or

          (ii) provide tail coverage (to cover claims received after the policy period) for those officers and directors.

     In either case, the terms of the coverage will be at least as favorable as the terms of the insurance coverage currently provided by E'town. In any year, however, Thames will not be required to pay more than twice the annual aggregate premiums that E'town currently pays.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     We have set out below a summary of the material U.S. federal income tax consequences of the merger to E'town shareholders. It does not purport to consider all aspects of U.S. federal income taxation that may be relevant to you. This discussion is based upon the provisions of the Internal Revenue Code, existing and proposed regulations thereunder, and administrative and judicial interpretations of the Internal Revenue Code in effect at the date of this document. Please remember that these are subject to change, possibly with retroactive effect.

     This discussion does not address the tax consequences of the merger to shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, shareholders who hold their E'town shares as part of a hedge, appreciated financial position, straddle or conversion transaction and shareholders who have acquired their E'town shares upon the exercise of employee options or otherwise as compensation), nor does it consider the effect of any foreign, state or local laws or any U.S. federal laws other than those pertaining to income tax.

     Your receipt of cash upon the exchange of your E'town shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. Generally you will recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the E'town shares surrendered. If you hold the E'town shares as a capital asset, the gain or loss recognized will constitute capital gain or loss. Such gain or loss will be long-term capital gain or loss if your holding period for the E'town shares surrendered exceeds one year. Long-term capital gains recognized by individuals and certain other non-corporate E'town shareholders are taxable at a preferential rate for U.S. federal income tax purposes. There are limitations on the extent to which you may deduct capital losses from ordinary income.

     Payments of cash to shareholders will generally be subject to information reporting requirements. "Backup" withholding at a rate of 31% will apply to your payments, unless you furnish your taxpayer identification number (which, for a shareholder who is an individual, is the shareholder's social security number) in the manner prescribed in the applicable U.S. Treasury regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding and meet certain other conditions or are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. Such backup withholding can be avoided if you properly and timely complete the letter of transmittal that the exchange agent will mail to you (in connection with the merger) and you include in that letter your correct taxpayer identification number. See "The Merger Agreement -- Exchange of Stock for Cash."

     YOUR INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE TAX CONSEQUENCES TO YOU OF THE MERGER. THE PARTICULAR FACTS OR CIRCUMSTANCES THAT MAY AFFECT THE CONSEQUENCES TO YOU ARE NOT DISCUSSED HERE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISORS TO DETERMINE THE TAX EFFECT TO YOU OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, U.S. FEDERAL, STATE, LOCAL OR OTHER TAX LAWS.

ABSENCE OF APPRAISAL RIGHTS

     An appraisal right permits shareholders to receive payment for their shares in an amount determined by an independent appraisal rather than the consideration which they otherwise would receive in the transaction. Under New Jersey state law, E'town shareholders do not have appraisal rights in the merger. Therefore, if you vote against the merger but the merger is nonetheless approved by the requisite votes of the shareholders, you will still receive the $68.00 per share cash consideration rather than an appraised value of the shares you hold.

                              THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified by reference to the Merger Agreement, which is incorporated by reference and attached as Appendix A.

GENERAL

     The Merger Agreement provides that Merger Sub will merge with and into E'town. E'town will be the surviving company, and will continue to conduct its businesses as an indirect, wholly-owned subsidiary of Thames.

     The closing of the merger will occur on the second business day after the date upon which all conditions to the merger have been satisfied or waived, or at such other time as E'town and Thames agree (the "Closing Date"). On the Closing Date, E'town and Thames will deliver a certificate of merger to the Secretary of the State of New Jersey for filing. The merger will become effective upon filing this certificate or at a later time specified in the certificate (the "Effective Time"). We expect that the Closing Date will occur prior to the end of 2000.

CORPORATE GOVERNANCE MATTERS

  Directors.

     The directors of Merger Sub immediately prior to the Effective Time, plus Andrew M. Chapman and Edward A. Clerico, shall be the board of directors of the surviving company. These directors will hold office until the next annual shareholders meeting of the surviving company and until their successors are duly elected or appointed and qualified. Andrew M. Chapman will also be elected as a director of the subsidiary of Thames which acts as its holding company for the Thames businesses in North America. Anne Evans Estabrook will be elected as a member of the international supervisory board of Thames Water International Services Ltd.

  Officers.

     The officers of E'town immediately prior to the Effective Time will be the initial officers, holding the same positions, of the surviving company. All officers will hold their positions until their successors are duly elected or appointed and qualified.

  Merger Consideration.

     The merger is an "all-cash" transaction in which each issued and outstanding share of E'town common stock (other than shares owned (i) by E'town as treasury stock, or (ii) by Thames) will automatically be canceled and cease to exist and will be converted into the right to receive $68.00 in cash, without interest. Shares owned by E'town as treasury shares and those owned by Thames will be canceled without cash or any other consideration being delivered in exchange for them.

EXCHANGE OF STOCK FOR CASH.

  Paying Agent.

     Prior to the Effective Time, Thames or Merger Sub will designate a bank or trust company reasonably acceptable to E'town as the paying agent for the merger. Thames will deposit with the paying agent the amount of cash required to convert the E'town shares into the merger consideration.

  Exchange and Payment Procedures.

     Promptly after the Effective Time, the paying agent will mail to each record holder of a certificate or certificates representing E'town shares that have been converted into the right to receive the merger consideration:

          - a letter of transmittal for use in submitting stock certificates to the paying agent; and

          - instructions explaining what the shareholder must do to effect the surrender of the E'town stock certificates in exchange for the merger consideration.

     After you submit your stock certificates, a letter of transmittal and other documents that may be required, you will have the right to receive the merger consideration represented by the surrendered shares.

     The merger consideration may be delivered to someone who is not listed in E'town's transfer records if they present an E'town share certificate to the paying agent along with all documents required to prove that the certificate has been transferred to them and any applicable stock transfer taxes have been paid.

     Until surrendered, each certificate (other than those representing those shares to be canceled which are held by E'town as treasury stock or by Thames) will be deemed at any time after the Effective Time to represent only the right to receive the merger consideration upon surrender. No interest will be paid on any cash payable to those surrendering certificates.

     From and after the Effective Time, E'town's stock transfer books will be closed and there will be no further registration of transfers of E'town shares which were outstanding immediately prior to the Effective Time. Certificates presented, for any reason, to Thames after the Effective Time will be canceled and exchanged for the per share merger consideration.

  Lost, Stolen or Destroyed Certificates.

     If you are the registered holder of a certificate representing E'town shares and the certificate has been lost, stolen or destroyed, you can receive the merger consideration payable in exchange for those shares by delivering to the paying agent an affidavit stating that the certificate has been lost, stolen or destroyed. Before releasing the merger consideration, Thames may require you to post a bond in a customary amount as indemnity against any claim that may be made against Thames, E'town or the surviving company with respect to the missing certificate.

  Withholding Rights.

     Thames and the surviving company are entitled to withhold from payments of the merger consideration to you such amounts as are required to be deducted and withheld by federal, state, local and foreign tax laws, including the tax laws of the United Kingdom. If this withholding may be eliminated or reduced by the delivery of any certificate or other documentation, Thames and the surviving company will afford you a reasonable opportunity to provide that documentation. For purposes of the Merger Agreement and the payment of the merger consideration, any amounts withheld for these reasons will be treated as having been paid to you.

     DO NOT FORWARD CERTIFICATES TO THE PAYING AGENT, THAMES OR E'TOWN UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. DO NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY. THE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU UNDER SEPARATE COVER BEFORE THE CLOSING DATE, WHICH IS CURRENTLY EXPECTED TO OCCUR BEFORE THE FOURTH QUARTER OF 2000.

REPRESENTATIONS AND WARRANTIES

     In the Merger Agreement, E'town, Thames and Merger Sub make representations and warranties about themselves and their businesses.

     Each party makes representations and warranties about the following:

     - proper organization, good standing and qualification to do business;

     - capital structure;

     - authority to enter into, and enforceability of, the Merger Agreement;

     - compliance with organizational documents, agreements and applicable laws;

     - shareholder votes required to approve the merger;

     - accuracy of information supplied for use in this proxy statement; and

     - ownership of stock in the other parties.

     E'town makes additional representations and warranties concerning the following:

     - validity of its subsidiaries' stock and its ownership rights;

     - filing of all required reports and financial statements and the accuracy of information used in their preparation;

     - absence of certain adverse changes or events;

     - litigation;

     - tax matters;

     - employee matters and the Employee Retirement Income Security Act of 1974, as amended;

     - environmental law compliance and liability;

     - regulation as a utility;

     - opinion of financial advisor;

     - required third party consents and governmental approvals;

     - the non-applicability of takeover laws;

     - the non-triggering of rights under the Rights Agreement dated as of February 4, 1991 between E'town and The Bank of New York, as Rights Agent;

     - Year 2000 issues;

     - real and personal property; and

     - certain contracts with third parties.

     Thames additionally represents and warrants as to the availability of financing to pay the consideration required by the Merger Agreement.

COVENANTS

  Mutual Covenants.

     The parties have agreed to comply with the following covenants until the Effective Time or until the Merger Agreement is terminated, unless they are permitted to do otherwise in the Merger Agreement or by the written consent of the other party:

     - they and their subsidiaries will not amend their articles of organization, by-laws or other similar organizational documents that would reasonably be expected to prevent, materially impede or interfere with the merger, nor will they do anything else that would have such an effect;

     - they will confer regularly and frequently with representatives of the other party to discuss, subject to applicable law, material operational and business matters;

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

     - they will keep the other party reasonably informed of major developments which have occurred in their business;

     - they will, unless prohibited by law, promptly provide the other party with copies of all filings with governmental authorities made in connection with the merger;

     - they and their subsidiaries will not take any action within their control that is reasonably likely to result in a material breach of the Merger Agreement or in any of their representations and warranties being untrue at the Closing Date; and

     - they will take all necessary steps within their control to exempt (or ensure the continued exemption of) the merger from any applicable takeover law.

  Covenants of E'town.

     E'town has agreed that it and its subsidiaries will, until the Effective Time or until the Merger Agreement is terminated (subject to certain exceptions stated in the Merger Agreement and its schedules):

     - carry on their businesses in the ordinary course;

     - preserve intact their business organizations, goodwill and relationships with customers, suppliers and others having business dealings with them;

     - keep available the services of their present officers and employees as a group (subject to prudent management of workforce needs and ongoing programs currently in force);

     - maintain their material properties and assets in as good repair and condition as present, and maintain supplies and inventories in quantities consistent with past practice;

     - maintain their rights and franchises (other than those which, in the reasonable judgment of E'town, are not necessary or desirable in the conduct of the business and the loss of which would not have a material adverse effect on the company);

     - abide by restrictions on their ability to do certain things, including the following:

        - declare or pay any dividends or other distributions in respect of any capital stock other than:

           (A) dividends by a subsidiary to E'town;

           (B) regular dividends on outstanding preferred stock of E'town's subsidiaries;

           (C) regular quarterly dividends on E'town common stock that do not exceed current regular dividends (except that, if the Closing Date has not occurred by September 30, 2000, E'town may increase the annual rate of such dividends by not more than 3%); or

           (D) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, E'town may declare and pay a special dividend, at the then current quarterly rate, for the period between such payment date and the date the merger becomes effective;

        - split, combine or reclassify stock or issue other securities in substitution for their shares of capital stock;

        - redeem, repurchase or otherwise acquire any shares of their capital stock (other than those in connection with employee benefit and dividend reinvestment plans or intercompany acquisitions of capital stock);

        - adopt a plan of partial or complete liquidation or resolutions authorizing liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

        - effect substantial equity and asset acquisitions and dispositions;

        - incur capital expenditures in excess of a certain amount;

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

        - make loans or investments;

        - discharge claims, liabilities or obligations;

        - incur or guarantee indebtedness;

        - enter into or amend employee benefit plans and other employment, severance or other special pay arrangements;

        - change their accounting method;

        - enter into, amend, terminate or renew material contracts or waive, release or assign any material rights under them; and

        - make or rescind elections relating to taxes, settle tax claims, change their methods of reporting income or deductions for tax purposes or file tax returns prepared in a manner inconsistent with past custom and practice;

     - maintain customary insurance;

     - not issue, deliver, sell, pledge, dispose of or otherwise encumber any shares or other securities convertible into rights, warrants or options to acquire such shares or other securities other than:

        - under outstanding stock options granted under employee benefit plans;

        - under the E'town Dividend Reinvestment and Stock Purchase Plan;

        - pursuant to the 401(k) Plan;

        - pursuant to the terms of E'town's outstanding convertible subordinated debentures; or

        - issuances by a subsidiary to E'town or to another subsidiary;

     - advise Thames of any change or event which has occurred which has had or could reasonably be expected to have a material adverse effect on E'town;

     - use commercially reasonable efforts to obtain all necessary consents to complete the merger, promptly notify Thames of any failure or likely failure to obtain these consents, and provide Thames with copies of all the consents that have been obtained;

     - inform Thames in advance of making filings to implement any changes in any of E'town's or its subsidiaries' rates or surcharges for water service;

     - not permit Elizabethtown to file for an increase in base rates prior to August 21, 2000, and to permit Elizabethtown to file for an increase in base rates after that date only on certain conditions;

     - use reasonable efforts to maintain in effect all existing governmental permits under which they operate, except for those permits which, if they were lost, would not have a material adverse effect on the company;

  Covenants of Thames.

     Thames has agreed that it will cause Merger Sub not to do anything inconsistent with the Merger Agreement. It has also agreed not to acquire any other company or a substantial portion of its assets with material regulated utility operations in the State of New Jersey if doing so would be likely to endanger or delay the completion of the merger.

  No Solicitation of Alternative Proposals.

     E'town also agreed to certain restrictions concerning "Alternative Proposals." An Alternative Proposal is defined in the Merger Agreement as a merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving E'town, or any proposal or offer to acquire in any manner, directly or indirectly:

     - 50% or more of E'town common stock;

     - 50% or more of the outstanding common stock of Elizabethtown Water Company; or

     - all or substantially all of the assets of E'town and its subsidiaries taken as a whole.

  Specifically, E'town agreed that:

     - neither it nor its subsidiaries will encourage, initiate or solicit any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, an Alternative Proposal from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal (and E'town will also prevent its officers, directors, employees, agents and representatives, as well as those of its subsidiaries, from doing any of those things);

     - it would immediately put an end to any solicitation, initiation, encouragement, activity, discussions or negotiations with any parties existing at the date of the Merger Agreement and conducted with a view of formulating an Alternative Proposal; and

     - it will immediately notify Thames if it receives any such inquiries, offers or proposals and it will keep Thames informed of their status, the identity of the person or group making it, and the material terms thereof.

     Nonetheless, E'town may take the following steps:

     - at any time before the E'town shareholders vote to approve the Merger Agreement, E'town may engage in discussions or negotiations with a third party that seeks to initiate such discussions or negotiations, and may furnish such third party with information concerning E'town and its business, properties and assets, but only if it complies with the following requirements:

          (i) the E'town board of directors:

           - concludes in good faith that the third party has made an Alternative Proposal that is reasonably likely to be a "Superior Proposal," i.e., an Alternative Proposal on terms which E'town's board of directors determines in good faith, based on the advice of its financial advisor, to be more favorable to the company's shareholders than the merger and for which adequate financing has been demonstrated to be available; and

           - concludes in good faith, based upon the advice of outside counsel and other relevant matters, that engaging in these discussions or negotiations with the third party is necessary for the E'town board of directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law; and

          (ii) before E'town provides information to, or enters into discussions or negotiations with, the third party, E'town:

           - promptly notifies Thames that it intends to furnish information to, or intends to enter into discussions or negotiations with, that third party;

           - identifies the person or group making the Alternative Proposal and its material terms; and

           - receives from the third party an executed confidentiality agreement in reasonably customary form except that the confidentiality agreement with the third party shall not prohibit the third party from making an unsolicited Alternative Proposal to the board of directors of E'town;

     - E'town may state its position to its shareholders in respect of a tender or exchange offer in order to comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"); or

     - E'town may accept an Alternative Proposal from a third party, provided that E'town's board of directors determines in good faith, after receiving advice from its financial advisor, that such Alternative Proposal is a Superior Proposal and provided also that it first terminates the Merger Agreement in accordance with its terms, including the payment of the termination fee described below.

ADDITIONAL AGREEMENTS

     In addition to the covenants above, the parties have also agreed on the following matters:

  Access to Information.

     Until the Effective Time, upon reasonable notice and during normal business hours, E'town will afford Thames reasonable access to all of its properties, books, contracts, commitments and records. E'town will afford this access:

     - to the extent it is legally allowed to do so;

     - to the extent this access does not constitute a waiver of the attorney-client privilege;

     - to the extent it does not unreasonably interfere with E'town's business and operations; and

     - provided such right of access shall not include environmental inspections or testing with respect to the properties of E'town or its subsidiaries.

     In addition, E'town will provide to Thames:

     - a copy of each material report, schedule and other document that E'town or its subsidiaries filed or received under federal or state securities laws or filed with or sent to any regulatory agency or commission; and

     - access to all information concerning E'town and its subsidiaries as may be reasonably requested by Thames in connection with any filings, applications or approvals required under the Merger Agreement.

     Each party will hold in strict confidence, and will cause their subsidiaries and representatives to hold in strict confidence, all information furnished to it in connection with the merger.

  Regulatory Matters.

     E'town, Thames and Merger Sub will cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain the required governmental consents no later than August 21, 2000.

  Indemnification of Directors and Officers; Insurance

     See "The Merger -- Interests of Certain Persons in the
Merger -- Indemnification," at page 32.

  Public Announcements.

     Subject to their legal obligations to disclose information, E'town and Thames will cooperate with each other in the development and distribution of all news releases and other public information disclosures about the Merger Agreement and the merger. In addition, they will not issue any public announcement or statement concerning the merger without the consent (which cannot be unreasonably withheld) of the other party.

  E'town Rights Agreement.

     E'town agreed to amend its Rights Agreement dated as of February 4, 1991 with the Bank of New York, as Rights Agent, so that (i) E'town can proceed to consummate the merger without triggering the provisions of that agreement, and
(ii) the rights under that agreement expire immediately prior to the Effective Time.

  Employee Agreements.

     Except as provided below, Thames and the surviving company and its subsidiaries will honor, assume and perform, without modification, all existing contracts, agreements, collective bargaining agreements and commitments of E'town and its subsidiaries that were entered into before November 21, 1999 (or entered into after that date and before the Effective Time, to the extent permitted by the Merger Agreement), and apply to current or former employees and directors of E'town and its subsidiaries.

     Thames or the surviving company may also enforce such employment agreements in accordance with their terms, including any reserved rights of amendment, modification, suspension, revocation or termination. The objective of Thames is to create a working environment within the surviving company which will satisfy the objectives of all the stakeholders of the surviving company.

  Employee Benefit Plans.

     Thames must, directly or indirectly, provide the following employee benefits to those employees of E'town or its subsidiaries, who continue to be employees of the surviving company, Thames or their respective subsidiaries:

     - for the 12 months immediately after the Closing Date, compensation, benefits and coverage that are no less favorable in the aggregate than those benefits provided immediately before the Closing Date (it being understood that, after the Closing Date, E'town common stock, or options to buy E'town stock, need not be issued under any employee benefit plans or arrangements);

     - the honoring of any employee benefit plan or arrangement which provided as of November 21, 1999 for a continuation period of longer than 12 months;

     - for the 12 months immediately after the Closing Date, no termination of employment (other than voluntary retirement or voluntary termination by the employee) other than for cause;

     - full credit for years of service with E'town or its subsidiaries for the purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any pension plans of the surviving company in effect as of the Closing Date to the same extent recognized by E'town or its subsidiaries immediately prior to the Closing Date, provided that such credit does not result in duplication of benefits;

     - waiver of all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established to replace any E'town welfare benefit plans after the Closing Date, other than limitations or waiting periods that are already in effect and that have not been satisfied by the Closing Date;

     - credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that are participated in after the Closing Date; and

     - for a period of not less than 12 months immediately after the Closing Date, retiree medical plan coverage not less favorable than provided by E'town as of November 21, 1999 (i) to former employees (as of that date) receiving such benefits as of that date, and (ii) to those persons employed as of November 21, 1999 who retire prior to the Closing Date.

  Expenses.

     Except as described under "Termination, Amendment, and Waiver" below, E'town and Thames will pay their own costs and expenses incurred in connection with the merger.

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

  Further Assurances.

     Each party and its subsidiaries will execute additional documents if necessary, and do everything that another party may reasonably request in order to complete the merger in accordance with the Merger Agreement.

  Community Involvement.

     Thames will cause the surviving company to make charitable contributions to the communities served by it and otherwise maintain a level of involvement in community activities in New Jersey consistent with the level of community activities customarily carried on by Thames's other regulated utility subsidiaries.

  Transition Planning.

     E'town and Thames will set up a committee responsible for coordinating transition planning and implementation relating to the merger. The initial members of the committee will be Michael Carmedy and Debbie Wrench (from Thames) and Andrew M. Chapman and Edward A. Clerico (from E'town). Prior to the Effective Time, Thames may locate up to two representatives at the offices of E'town (who shall not interfere with, or have any authority over, the business and operations of E'town or its subsidiaries) and at least one E'town representative will be designated to consult with these Thames representatives to discuss the general status of E'town's business.

  Compliance with ISRA.

     Prior to the Closing Date, E'town will take all actions necessary to complete the merger in compliance with ISRA. E'town will not, however, be required to execute a Remediation Agreement (as defined in ISRA) with the NJDEP which, in E'town's reasonable judgment, could be expected to have a material adverse effect on the company, unless that Remediation Agreement would be binding on E'town only if the merger is completed.

  E'town Convertible Subordinated Debentures.

     At the written request of Thames after (i) the approval of the BPU for the merger has been obtained, (ii) compliance with ISRA has been achieved and (iii) the statutory approvals required to complete the merger have been obtained on terms which would not, in the reasonable judgment of Thames, be expected to have a material adverse effect on the surviving company and its subsidiaries taken as a whole if the merger were completed, E'town will call for redemption, at the earliest permitted time, all of its convertible subordinated debentures which are then outstanding. If redemption has not occurred prior to the Effective Time, Thames will assume the obligation to deliver, after the Effective Time, the merger consideration upon conversion of the convertible subordinated debentures then outstanding. This will not affect the price per share of E'town common stock to be paid to E'town shareholders in connection with the merger. If the convertible subordinated debentures have not been redeemed by the Effective Time, the merger will not, of itself, trigger their conversion.

  Stock Options and Restricted Stock.

     At the Effective Time, the options under E'town's 1987 and 1998 Stock Option Plans which are vested and outstanding immediately before the Effective Time will be canceled. The optionholders will have the right to receive (x) $68.00 for each share they would have received had they exercised all their options immediately before the Effective Time, less (y) the aggregate exercise price for those shares and any required withholding taxes. Prior to the Effective Time, E'town is permitted to take action to cause the vesting of unvested options under these plans. This will not affect the price per share of E'town common stock to be paid to E'town shareholders in connection with the merger.

     Before the Closing Date, E'town may take all actions necessary to cancel and eliminate all restrictions and vesting provisions applicable to the restricted stock awards granted prior to November 21, 1999 under

E'town's 1990 Performance Stock Program, Management Incentive Plan and 1998 Directors' Stock Plan, so that the holders of that restricted stock may exchange it for the merger consideration. This will not affect the price per share of E'town common stock to be paid to E'town shareholders in connection with the merger.

     E'town will not permit any additional options to purchase E'town common stock or grants of restricted E'town common stock to be issued or granted under E'town's stock option plans, performance stock plans, management incentive plans, directors' stock plans or otherwise.

CONDITIONS

  Mutual Conditions.

     Before either E'town or Thames will be obliged to complete the merger, the following conditions must have been met or waived:

     - E'town shareholders must have approved the Merger Agreement;

     - Any waiting period applicable to the merger under the Hart-Scott Act must have expired or been terminated;

     - No federal or state law or regulation, and no restraints issued by any federal or state court, remain in effect which would prohibit completion of the merger;

     - E'town and Thames must have obtained the necessary governmental approvals (including the approval of the New Jersey Board of Public Utilities) by the Effective Time and all applicable waiting periods must have expired; and

     - Compliance of the merger with ISRA shall have been achieved.

  Conditions to Obligations of Thames.

     Before Thames and Merger Sub will be obliged to complete the merger, the following conditions must have been met, or waived by Thames:

     - E'town must have performed in all material respects the agreements and covenants required by the Merger Agreement;

     - The representations and warranties of E'town in the Merger Agreement must be true on the Closing Date, unless the representation and warranty speaks of a specified date. In that case, the representation and warranty must be true on the date specified. The representations and warranties may contain inaccuracies if they would not reasonably be expected to have a material adverse effect on E'town;

     - E'town must have provided Thames with a certificate, dated the Closing Date and signed by E'town's President stating that the above two conditions have been satisfied;

     - E'town may not have suffered a material adverse effect other than those disclosed in the schedules to the Merger Agreement or in E'town's filings with the Securities and Exchange Commission (the "SEC") filed before November 21, 1999, and there is no fact or circumstance, other than those disclosed in those schedules and those SEC filings, that is reasonably likely to have a material adverse effect on E'town;

     - The statutory approvals required to complete the merger shall not impose terms which, in the reasonable judgment of Thames, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the surviving corporation and its subsidiaries taken as a whole, if the merger were completed; and

     - E'town must have obtained the necessary third party consents, unless the failure to obtain those consents would not have a material adverse effect on E'town.

  Conditions to Obligations of E'town.

     Before E'town is obliged to complete the merger, the following conditions must have been met, or waived by E'town:

     - Thames must have performed in all material respects the agreements and covenants required by the Merger Agreement;

     - The representations and warranties of Thames in the Merger Agreement must be true on the Closing Date, unless the representation and warranty speaks of a specified date. In that case, the representation and warranty must be true on the date specified. The representations and warranties may contain inaccuracies if they would not reasonably be expected to have a material adverse effect on Thames; and

     - Thames must have provided E'town with a certificate, dated the Closing Date and signed by the Chief Executive Officer of Thames stating that the above two conditions have been satisfied.

TERMINATION, AMENDMENT AND WAIVER

  Termination.

     The Merger Agreement may be terminated and the other transactions contemplated in the Merger Agreement may be abandoned at any time before the Effective Time, regardless of approval by the shareholders of E'town:

     - by mutual written consent of the boards of directors of E'town and Thames;

     - by either E'town or Thames, if the Effective Time has not occurred on or before August 21, 2000 (the "Initial Termination Date") so long as the party seeking termination has not caused the delay by failing to fulfill its obligations under the Merger Agreement. However, if certain governmental, regulatory and other consents and approvals have not yet been obtained by the Initial Termination Date, but all other conditions to the closing of the merger were fulfilled by then, the Initial Termination Date shall be extended to November 21, 2000 (the "Extended Termination Date"). If on the Extended Termination Date, the periods prescribed by law for appeal or rehearing of these consents or approvals have not expired, the Extended Termination Date will be extended to the date on which these periods expire;

     - by either E'town or Thames, if the E'town shareholders have not approved the Merger Agreement at the Special Meeting or any adjournments of the Special Meeting;

     - by either E'town or Thames, if any law prohibits the merger (this determination must be supported by the written opinion of outside counsel) or if any court of competent jurisdiction issues a final and nonappealable decision that permanently prohibits the merger from being completed. E'town or Thames may not seek termination, however, if they have not defended the lawsuit or proceeding which prohibits the merger;

     - by E'town, if:

        - its board of directors determines in good faith, based on the advice of outside counsel, that termination of the Merger Agreement is necessary for it to act in a manner consistent with its fiduciary duties to shareholders under applicable law in order to enter into an agreement with respect to, or to consummate a transaction constituting, a Superior Proposal (see page 39, above, for the definition of "Superior Proposal");

        - it first gives notice to Thames of its receipt of the Superior Proposal, the material terms of that proposal (including the identity of the third party), and its intention to terminate the Merger Agreement;

        - either (A) Thames has not revised its proposal for the merger within 10 days or (B) Thames has revised its proposal but E'town's board, after receiving advice from its financial advisor, determines in good faith that the third party's proposal is superior to the revised proposal from Thames; and

        - it pays the termination fees described below;

     - by either party, if there has been any material breach of any representation or warranty, covenant or agreement of the other party, and this breach has not been remedied within 20 days of receiving written notice of the breach;

     - by Thames, if the E'town board of directors:

        - withdraws or modifies its approval or recommendation of the merger in any manner adverse to Thames or Merger Sub;

        - approves or recommends an Alternative Proposal; or

        - resolves to take any of these actions.

  Effect of Termination.

     E'town and Thames have agreed that, if either of them terminates the Merger Agreement for any reason outlined above, the Merger Agreement will become null and void, without any liability on the part of Thames or E'town or their officers or directors. Even in this case, however, the provisions in the Merger Agreement concerning expenses, termination fees, the confidentiality agreement between E'town and Thames, submission to jurisdiction, waiver of jury trial and enforcement of the Merger Agreement will remain in effect.

  Termination Fees.

     If the Merger Agreement is terminated because of a material breach by Thames or E'town of their representations, warranties, agreements or covenants, the breaching party will pay up to $5 million cash to the other party for reimbursement of all documented out-of-pocket expenses and fees incurred by the other party. This amount is not a limit on the right of either party to sue for additional damages in the event of a willful breach.

     E'town will pay Thames a termination fee of $16.5 million plus up to $5 million for reimbursement of documented out-of-pocket expenses:

     - if E'town's board of directors determines in good faith based upon the advice of outside counsel that it is necessary, in order to act consistently with its fiduciary duties to shareholders, to terminate the Merger Agreement in order to pursue a third party Superior Proposal;

     - if at a time when an Alternative Proposal is pending, the Merger Agreement is terminated:

        (i) by Thames or E'town because E'town's shareholders approval is not obtained;

        (ii) by Thames because the E'town board of directors withdrew or modified its approval or recommendation of the Merger Agreement or approved or recommended an Alternative Proposal; or

        (iii) by E'town because the Effective Time did not occur by the Initial Termination Date (August 21, 2000) or, if applicable, the Extended Termination Date (November 21, 2000, or until the expiration of certain prescribed waiting periods);

             and, in the case of (i), (ii) and (iii) above, E'town enters into a definitive agreement with the party making the Alternative Proposal within one year of termination of the Merger Agreement.

  Amendment.

     The Merger Agreement may be amended at any time before or after E'town's shareholders have voted to approve it and prior to the Effective Time. Amendments made after such shareholder approval can only be made to the extent permitted by applicable law. Amendments to the Merger Agreement must be in writing signed by each of the parties.

  Waiver.

     At any time before the Effective Time, the parties may, to the extent permitted by law:

     - extend the time for the performance of any of the obligations under the Merger Agreement;

     - waive any inaccuracies in the representations and warranties; and

     - waive compliance with any of the agreements or conditions in the Merger Agreement.

     The agreement of a party to any such extension or waiver is only valid if it is in writing and is signed on behalf of that party.

     To the extent required by New Jersey law, E'town would resolicit shareholder votes, including by circulation of a revised proxy statement (or supplement to the proxy statement), in the event of a material amendment to the Merger Agreement prior to or after shareholder approval or in the event that a material condition to the merger was waived prior to or after shareholder approval.

          SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of March 30, 2000, there were outstanding 8,774,898 shares of E'town's common stock, the only capital stock entitled to vote at the Special Meeting. Each share of common stock is entitled to one vote. As stated in the Notice of Special Meeting, only holders of record of the common stock at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

     Under current rules of the SEC, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the vote of shares, and investment power is the power to dispose of or direct the disposition of shares.

     The following information pertains to the common stock of E'town that, to the knowledge of the company, is beneficially owned, directly or indirectly, individually and as a group, by all directors (including nominees) and executive officers of E'town and its subsidiary, Elizabethtown Water Company, as of March 30, 2000, on which date there were 8,774,898 shares of common stock outstanding. No shareholder has reported beneficial ownership of 5% or more of the outstanding common stock.

                                                                                        PERCENTAGE
NAME OF BENEFICIAL OWNER        TITLE                             NO. OF SHARES(1)       OF CLASS
------------------------        -----                             ----------------      ----------
Gail P. Brady.................  Treasurer                               6,123              0.07
Thomas J. Cawley..............  Director                               11,787              0.13
Andrew M. Chapman.............  President                              49,477(2)           0.56
Anthony S. Cicatiello.........  Director                                1,640              0.02
Edward A. Clerico.............  Director                              112,388              1.28
Anne Evans Estabrook..........  Chairman of the Board                 101,963(3)           1.16
James W. Hughes...............  Director                                1,790              0.02
John Kean.....................  Director                              189,988(4)           2.17
Robert W. Kean, Jr............  Chairman Emeritus                     217,148(5)           2.48
Robert W. Kean, III...........  Director                                1,389              0.02
Barry T. Parker...............  Director                                3,734              0.04
Hugo M. Pfaltz................  Director                               10,458(6)           0.12
Chester A. Ring, 3rd..........  Director                               18,552              0.21
Joan Verplanck................  Director                                1,456              0.02
Norbert Wagner................  Senior Vice President,                 22,298(7)           0.25
                                Operations -- Elizabethtown
Current Directors and
  Executive Officers as a
  Group (21 persons)..........                                        793,175              9.04

---------------
(1) Includes shares held under the 401(k) Plan for the executive officers and those directors who retired as executive officers.

(2) Includes 32,000 shares subject to options which were granted to Andrew M. Chapman of which 20,000 are not presently exercisable but will be exercisable prior to the Effective Time.

(3) Includes 20,000 shares subject to options which were granted to Anne Evans Estabrook which are not presently exercisable but will be exercisable prior to the Effective Time.

(4) Includes 119,532 shares held under two trusts for which John Kean is a co-trustee and John Kean shares voting and investment power with respect to these shares.

(5) Mr. Kean is not a voting member of the board of directors. Figure includes 197,567 shares held under a trust for which Robert W. Kean, Jr. is a co-trustee and Robert W. Kean, Jr. shares voting and investment power with respect to these shares.

(6) Includes 1,250 shares of common stock issuable upon conversion of debentures held by a partnership of which Hugo M. Pfaltz is a general partner.

(7) Includes 8,000 shares subject to options which were granted to Norbert Wagner and are presently exercisable under E'town's 1987 Stock Option Plan.
---------------

     The following table shows, as of April 10, 2000, all persons who are known to E'town to be the beneficial owners of more than 5% of any class of E'town's voting securities, and no independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

                                            NAME AND ADDRESS OF                              PERCENTAGE OF
TITLE OF CLASS                               BENEFICIAL OWNER            NO. OF SHARES(1)        CLASS
--------------                        -------------------------------    ----------------    -------------
Common Stock........................  GAMCO Investors, Inc.,                 548,100             6.25
                                      Gabelli Funds, LLC and related
                                      entities(2)
                                      One Corporate Center
                                      Rye, New York 10580

---------------
(1) According to schedule 13D/A filed with the SEC on March 21, 2000.

(2) Nine entities and two individuals were included in the 13D/A filing with the SEC. In addition to the entities listed above, Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Gabelli Associates Fund, Gabelli Associates Limited, Gabelli International Limited, Gabelli Fund, LDC, Gabelli Foundation, Inc., Marc J. Gabelli and Mario J. Gabelli were included. No single entity or individual is the beneficial owner of more than 5% of the voting securities of E'town. In the aggregate, these entities and individuals exceed the 5% threshold.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements and the related financial statement schedules as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this proxy statement from the E'town Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein.

     Representatives of Deloitte & Touche LLP will be present at the Special Meeting and will be available to respond to appropriate questions from shareholders in attendance.

                                 OTHER MATTERS

     Pursuant to New Jersey law, the business that may be conducted at the Special Meeting is confined to the purpose described in the Notice of Special Meeting of Shareholders that accompanies this proxy statement.

                             SHAREHOLDER PROPOSALS

     If the annual meeting of E'town's shareholders for the Year 2000 (the "Year 2000 Annual Meeting") is to be held prior to the consummation of the merger, any proposal that you intend to present at the Year 2000 Annual Meeting must be received by the Secretary of E'town (at 600 South Avenue, Westfield, New Jersey 07090) by no later than October 1, 2000 in order to be included in the proxy statement and form of proxy relating to that meeting. Under the rules of the SEC, in order to be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of E'town's common stock for at least one year by the date you submit the proposal, and you must continue to hold such common stock through the date of the meeting.

                     CERTAIN VOTING AND PROXY CARD MATTERS

     If you participate in the E'town Dividend Reinvestment and Stock Purchase Plan, your proxy card represents both the number of E'town shares registered in your name and the number of shares credited to your account, unless the registrations are in different names. If you have shares registered in different names you will receive a separate proxy card for each registration. If you hold shares under the 401(k) Plan, you will receive a separate proxy card for those shares. If your shares are held by a broker as nominee, you will receive a voter information form from your broker. All these shares will be voted in accordance with the instructions you submit on your proxy card.

     Votes submitted via the Internet or by telephone must be received by 6:00 p.m. (New York City time), on May 17, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting. (Remember, however, that you may not vote shares held through the 401(k) Plan either by telephone or via the Internet. You must return the separate proxy card issued in respect of these shares to Corporate Election Services by no later than May 16, 2000.)

     The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you are voting via the Internet you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by you.

                      WHERE YOU CAN FIND MORE INFORMATION

     E'town files annual, quarterly and current reports, proxy statements, and other information with the SEC. Anything E'town files may be read and copied at the following locations at the SEC:

    Public Reference Room          New York Regional Office        Chicago Regional Office
  Room 1024, Judiciary Plaza              Suite 1300                   Citicorp Center
    450 Fifth Street, N.W.           7 World Trade Center                 Suite 1400
     Washington, DC 20549          New York, New York 10048        500 West Madison Street
                                                                 Chicago, Illinois 60661-2511

     Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. E'town's SEC filings should also be available to the public from commercial document retrieval services and at the Internet world-wide web site that the SEC maintains at http://www.sec.gov. In addition, materials and information concerning E'town can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where E'town shares are listed.

     The SEC allows E'town to "incorporate by reference" information into this document, which means that E'town can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in, or incorporated by reference in, this document. This document incorporates by reference the document set forth below that was previously filed with the SEC by E'town (SEC File No. 1-11023). This document contains important information about E'town.

     - E'town's Annual Report on Form 10-K for the year ended December 31, 1999.

     The SEC may require E'town to file other documents pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the time this document is sent and the date the Special Meeting is held. These other documents will be deemed to be incorporated by reference in this document and to be a part of it from the date they are filed with the SEC.

     If you are an E'town shareholder, we may have already sent you some of the documents incorporated by reference. Nevertheless, you may obtain any of them through us, the SEC, or the SEC's Internet world-wide web site as previously described. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from E'town at the following address:

                               E'town Corporation
                                600 South Avenue
                              Westfield, NJ 07090
                              Attention: Secretary
                            Telephone (908) 654-1234

     If you would like to request documents from E'town, please do so promptly in order to receive them before the Special Meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 14, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE. NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE COMPLETION OF THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

                                                              PAGE NO.
                                                              --------
Alternative Proposal........................................      38
AWM.........................................................      11
AWWM........................................................      11
BPU.........................................................      28
Closing Date................................................      34
Edison......................................................      11
Effective Time..............................................      34
Elizabethtown...............................................      10
E'town......................................................       5
Exchange Act................................................      39
Extended Termination Date...................................      44
401(k) Plan.................................................      13
401(k) Shares...............................................      13
Georgeson...................................................      14
Hart-Scott Act..............................................      28
Initial Termination Date....................................      44
ISRA........................................................      28
Liberty.....................................................      11
Merger Agreement............................................   Cover
merger consideration........................................       6
Merger Sub..................................................       1
Mount Holly.................................................       5
NJDEP.......................................................      28
SEC.........................................................      43
Superior Proposal...........................................      39
Thames......................................................       5

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               E'TOWN CORPORATION

                                THAMES WATER PLC

                                      AND

                            EDWARD ACQUISITION CORP.

                         DATED AS OF NOVEMBER 21, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----

                            ARTICLE I
                            THE MERGER
Section 1.01 THE MERGER.....................................    1
Section 1.02 EFFECTS OF THE MERGER..........................    1
Section 1.03 EFFECTIVE TIME OF THE MERGER...................    1
Section 1.04 DIRECTORS......................................    1
Section 1.05 OFFICERS.......................................    1
Section 1.06 HEADQUARTERS OF THE COMPANY....................    2

                            ARTICLE II
                       TREATMENT OF SHARES
Section 2.01 EFFECT OF THE MERGER ON CAPITAL STOCK..........    2
  (a) Shares of Merger Sub Stock............................    2
  (b) Cancellation of Certain Company Common Stock..........    2
  (c) Conversion of Company Common Stock....................    2
Section 2.02 SURRENDER OF SHARES............................    2
  (a) Deposit with Paying Agent.............................    2
  (b) Exchange Procedure....................................    2
  (c) No Further Ownership Rights in Company Common Stock...    3
  (d) Lost, Stolen or Destroyed Certificates................    3
  (e) Termination of Exchange Fund..........................    3
Section 2.03 WITHHOLDING RIGHTS.............................    3

                           ARTICLE III
                           THE CLOSING
Section 3.01 CLOSING........................................    3

                            ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.01 ORGANIZATION AND QUALIFICATION.................    4
Section 4.02 SUBSIDIARIES...................................    4
Section 4.03 CAPITALIZATION.................................    4
Section 4.04 AUTHORITY; NON-CONTRAVENTION; STATUTORY
  APPROVALS; COMPLIANCE.....................................    5
  (a) Authority.............................................    5
  (b) Non-Contravention.....................................    5
  (c) Statutory Approvals...................................    5
  (d) Compliance............................................    5
  (e) Non-Competition.......................................    6
Section 4.05 REPORTS AND FINANCIAL STATEMENTS...............    6
Section 4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS...........    6
Section 4.07 LITIGATION.....................................    6
Section 4.08 INFORMATION SUPPLIED...........................    7
Section 4.09 TAX MATTERS....................................    7
  (a) Filing of Timely Tax Returns..........................    7
  (b) Payment of Taxes......................................    7
  (c) Tax Reserves..........................................    7
  (d) Extensions of Time for Filing Tax Returns.............    7

                                                              PAGE
                                                              ----
  (e) Waivers of Statute of Limitations.....................    7
  (f) Expiration of Statute of Limitations..................    7
  (g) Audit, Administrative and Court Proceedings...........    7
  (h) Tax Rulings...........................................    7
  (i) Availability of Tax Returns...........................    8
  (j) Tax Sharing Agreements................................    8
  (k) Liability for Others..................................    8
  (l) Code Section 897......................................    8
Section 4.10 EMPLOYEE MATTERS; ERISA........................    8
Section 4.11 ENVIRONMENTAL PROTECTION.......................   10
  (a) Compliance............................................   10
  (b) Environmental Permits.................................   10
  (c) Environmental Claims..................................   10
  (d) Releases..............................................   10
  (e) Predecessors..........................................   10
  (f) Disclosure............................................   10
Section 4.12 REGULATION AS A UTILITY........................   11
Section 4.13 VOTE REQUIRED..................................   11
Section 4.14 OPINION OF FINANCIAL ADVISOR...................   11
Section 4.15 OWNERSHIP OF PARENT COMMON STOCK...............   11
Section 4.16 TAKEOVER PROVISIONS; RIGHTS PLAN...............   12
Section 4.17 YEAR 2000......................................   12
Section 4.18 REAL AND PERSONAL PROPERTY.....................   12
  (a) Real Property.........................................   12
  (b) Personal Property.....................................   12
Section 4.19 CERTAIN CONTRACTS..............................   13

                            ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 5.01 ORGANIZATION AND QUALIFICATION.................   13
Section 5.02 CAPITALIZATION.................................   13
Section 5.03 AUTHORITY; NON-CONTRAVENTION; STATUTORY
  APPROVAL; COMPLIANCE......................................   13
  (a) Authority.............................................   13
  (b) Non-Contravention.....................................   13
  (c) Statutory Approval....................................   14
  (d) Compliance............................................   14
Section 5.04 INFORMATION SUPPLIED...........................   14
Section 5.05 VOTE REQUIRED..................................   14
Section 5.06 OWNERSHIP OF THE COMPANY COMMON STOCK..........   14
Section 5.07 FINANCING......................................   14

                            ARTICLE VI
              CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01 COVENANTS OF THE PARTIES.......................   14
  (a) Ordinary Course of Business...........................   15
  (b) Dividends.............................................   15
  (c) Issuance of Securities................................   15
  (d) Charter Documents; Other Actions......................   15

                                                              PAGE
                                                              ----
  (e) Acquisitions..........................................   16
  (f) Capital Expenditures..................................   16
  (g) No Dispositions.......................................   16
  (h) Indebtedness; Investments.............................   16
  (i) Compensation, Benefits................................   16
  (j) Accounting............................................   17
  (k) Cooperation, Notification.............................   17
  (l) Third-Party Consents..................................   17
  (m) No Breach, Etc. ......................................   17
  (n) Contracts.............................................   17
  (o) Insurance.............................................   17
  (p) Permits...............................................   17
  (q) Takeover Laws.........................................   17
  (r) Taxes.................................................   17
  (s) Utility Filings.......................................   18
  (t) Conduct of Business of Merger Sub.....................   18
  (u) Certain Mergers and Other Actions by Parent...........   18
Section 6.02 COVENANT OF THE COMPANY; ALTERNATIVE
  PROPOSALS.................................................   18
Section 6.03 CONTROL OF OTHER PARTY'S BUSINESS..............   19

                           ARTICLE VII
                      ADDITIONAL AGREEMENTS
Section 7.01 ACCESS TO INFORMATION..........................   19
Section 7.02 REGULATORY MATTERS.............................   20
Section 7.03 SHAREHOLDER APPROVAL; PROXY STATEMENT..........   20
Section 7.04 DIRECTORS' AND OFFICERS' INDEMNIFICATION.......   20
  (a) Indemnification.......................................   20
  (b) Insurance.............................................   20
  (c) Successors............................................   21
  (d) Survival of Indemnification...........................   21
  (e) Benefit...............................................   21
Section 7.05 COMPANY DISCLOSURE SCHEDULE....................   21
Section 7.06 PUBLIC ANNOUNCEMENTS...........................   21
Section 7.07 RIGHTS AGREEMENT...............................   21
Section 7.08 CERTAIN EMPLOYEE AGREEMENTS AND ARRANGEMENTS...   22
Section 7.09 EMPLOYEE BENEFIT PLANS.........................   22
Section 7.10 EXPENSES.......................................   23
Section 7.11 FURTHER ASSURANCES.............................   23
Section 7.12 COMMUNITY INVOLVEMENT..........................   23
Section 7.13 TRANSITION PLANNING............................   23
Section 7.14 COMPANY CONVERTIBLE SUBORDINATED DEBENTURES....   23
Section 7.15 COMPLIANCE WITH ISRA...........................   23
Section 7.16 STOCK OPTIONS AND RESTRICTED STOCK.............   24

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                           ARTICLE VIII
                            CONDITIONS
Section 8.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
  THE MERGER................................................   24
  (a) Company Shareholder Approvals.........................   24
  (b) HSR Act...............................................   24
  (c) No Injunction.........................................   24
  (d) Statutory Approvals...................................   24
  (e) ISRA Approval.........................................   25
Section 8.02 CONDITIONS TO OBLIGATION OF PARENT TO EFFECT
  THE MERGER................................................   25
  (a) Performance of Obligations of the Company.............   25
  (b) Representations and Warranties........................   25
  (c) Closing Certificates..................................   25
  (d) No Company Material Adverse Effect....................   25
  (e) Company Required Statutory Approvals..................   25
  (f) Company Required Consents.............................   25
Section 8.03 CONDITIONS TO OBLIGATION OF THE COMPANY TO
  EFFECT THE MERGER.........................................   25
  (a) Performance of Obligations of Parent..................   25
  (b) Representations and Warranties........................   25
  (c) Closing Certificates..................................   26

                            ARTICLE IX
                TERMINATION, AMENDMENT AND WAIVER
Section 9.01 TERMINATION....................................   26
Section 9.02 EFFECT OF TERMINATION..........................   27
Section 9.03 TERMINATION FEES; EXPENSES.....................   27
Section 9.04 AMENDMENT......................................   28
Section 9.05 EXTENSION OR WAIVER............................   28
Section 9.06 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION
  OR WAIVER.................................................   28

                            ARTICLE X
                        GENERAL PROVISIONS
Section 10.01 NON-SURVIVAL; EFFECT OF REPRESENTATIONS AND
  WARRANTIES................................................   28
Section 10.02 BROKERS.......................................   28
Section 10.03 NOTICES.......................................   29
Section 10.04 MISCELLANEOUS.................................   30
Section 10.05 INTERPRETATION................................   30
Section 10.06 COUNTERPARTS; EFFECT..........................   30
Section 10.07 PARTIES IN INTEREST...........................   30
Section 10.08 SUBMISSION TO JURISDICTION; WAIVERS...........   30
Section 10.09 WAIVER OF JURY TRIAL..........................   31
Section 10.10 ENFORCEMENT...................................   31

     AGREEMENT AND PLAN OF MERGER, dated as of November 21, 1999 (this "Agreement"), among E'town Corporation, a New Jersey corporation (the "Company"), Thames Water Plc, a public limited company organized under the laws of England and Wales ("Parent") and Edward Acquisition Corp., a New Jersey corporation which is indirectly wholly-owned by Parent ("Merger Sub").

     WHEREAS, the Company and Parent have determined to engage in a business combination transaction on the terms stated herein; and

     WHEREAS, the Boards of Directors of the Company and Parent have approved and deemed it advisable and in the best interests of their respective shareholders to consummate the transactions contemplated herein under which the businesses of the Company and Parent would be combined by means of the merger of Merger Sub with and into the Company;

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with the laws of the State of New Jersey. The Company shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of New Jersey. The effects and the consequences of the Merger shall be as set forth in Section 1.02. Throughout this Agreement, the term "Merger Sub" shall refer to Merger Sub prior to the Merger and the term "Surviving Corporation" shall refer to the Company in its capacity as the surviving corporation in the Merger.

     Section 1.02 Effects of the Merger. At the Effective Time, (i) the Certificate of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (ii) the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 14A:10-6 of the New Jersey Business Corporation Act (the "NJBCA").

     Section 1.03 Effective Time of the Merger. On the Closing Date (as defined in Section 3.01), a certificate of merger complying with Section 14A:10-4.1 of the NJBCA (the "Certificate of Merger") shall be delivered to the Secretary of the State of New Jersey for filing. The Merger shall become effective upon the filing of the Certificate of Merger, or at such later date and time as may be set forth in the Certificate of Merger (the "Effective Time").

     Section 1.04 Directors. (a) The directors of the Merger Sub immediately prior to the Effective Time, plus Andrew M. Chapman and Edward A. Clerico, shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and by-laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successor shall be duly elected or appointed and qualified.

     (b) Parent shall take all necessary action to cause Andrew M. Chapman to be elected as a director, as of the Effective Time, of Thames Water North America Inc. or such other subsidiary of Parent as shall act as the holding company for Parent's businesses in North America.

     (c) Parent shall take all necessary action to cause Anne Evans Estabrook to be elected as a member, as of the Effective Time, of Thames Water International Services Ltd.'s International Supervisory Board.

     Section 1.05 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of, and shall hold the same positions with, the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the NJBCA.

     Section 1.06 Headquarters of the Company. Parent agrees to maintain an operational headquarters of the Surviving Corporation in the State of New Jersey.

                                   ARTICLE II

                              TREATMENT OF SHARES

     Section 2.01 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company or Parent:

          (a) Shares of Merger Sub Stock. Each share of common stock, no par value, of Merger Sub (the "Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

          (b) Cancellation of Certain Company Common Stock. Each share of common stock, no par value, of the Company (the "Company Common Stock") that is owned by the Company as treasury stock and all shares of Company Common Stock that are owned by Parent (if any) shall be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be canceled and converted in accordance with the provisions of this Section
     2.01 into the right to receive cash in U.S. dollars in the amount of $68.00 (the "Merger Consideration"), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

     Section 2.02 Surrender of Shares. (a) Deposit with Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the benefit of the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to Section 2.01(c) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, Parent shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by Parent or Merger Sub. Any such funds deposited with the Paying Agent by Parent shall be invested by the Paying Agent as directed by Parent or Merger Sub.

     (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Common Stock (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(c): (i) a letter of transmittal in such form as Parent and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by Parent and are reasonably acceptable to the Company), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(c). In the event of a transfer of ownership of Canceled

Shares which is not registered in the transfer records of the Company, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section 2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(c).

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(c) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers thereon of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

     (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against Parent, the Company or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this Section 2.02 in respect of, the shares of Company Common Stock to which such Certificate relates.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any shareholders of the Company who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. Neither Parent nor the Surviving Corporation shall be liable to any former holder of shares of Company Common Stock for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.03 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, each of the Surviving Corporation and the Parent shall provide each holder of Company Common Stock with a reasonable opportunity to deliver such certificate or other documentation. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                                  THE CLOSING

     Section 3.01 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Winthrop, Stimson, Putnam & Roberts, New York, New York, at 10:00 a.m., New York City time, on the second business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived (other than conditions that by their nature are required to be performed on the Closing Date, but subject to satisfaction of such conditions), or at such other time and date and place as the Company and Parent shall mutually agree (the "Closing Date").

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as follows:

     Section 4.01 Organization and Qualification.  Except as set forth in
Section 4.01 of the Company Disclosure Schedule (as defined in Section 7.05), the Company and each of its subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate this Agreement (any such material adverse effect being hereafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a person shall mean any corporation or other entity (including partnerships and other business associations) of which a majority of the outstanding capital stock or other voting securities having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such person.

     Section 4.02 Subsidiaries. Section 4.02 of the Company Disclosure Schedule sets forth a description as of the date hereof, of all material subsidiaries of the Company, including the name of each such entity, the state or jurisdiction of its incorporation or organization, the Company's interest therein and a brief description of the principal line or lines of business conducted by each such entity. Except as set forth in Section 4.02 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by the Company of each Company subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned, directly or indirectly, by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

     Section 4.03 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock. As of the close of business on November 17, 1999, there were issued and outstanding 8,685,984 shares of Company Common Stock. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.03 of the Company Disclosure Schedule, as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote on matters on which shareholders of the Company generally may vote. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertaking of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries, or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its subsidiaries, or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.03 of the Company Disclosure

Schedule, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to, or make any investment in any other person, other than a wholly owned subsidiary of the Company.

     Section 4.04 Authority; Non-Contravention; Statutory Approvals;
Compliance. (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 4.13) and the Company Required Statutory Approvals (as defined in Section 4.04(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger other than the obtaining of the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other signatories hereto, constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms.

     (b) Non-Contravention. Except as set forth in Section 4.04(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in a right of termination, cancellation, or acceleration of any obligation under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation" with respect to the Company (such term when used in Article V having a correlative meaning with respect to Parent)) pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Company or any of its subsidiaries, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.04(c)) applicable to the Company, any of its subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 4.04(b) of the Company Disclosure Schedule (the "Company Required Consents") any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Statutory Approvals. Except as described in Section 4.04(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a public utility commission, a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, where the failure to obtain, make or give such declaration, filing, registration, notice, authorization, consent or approval would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals").

     (d) Compliance. Except as set forth in Section 4.04(d) or Section 4.11 of the Company Disclosure Schedule, or as disclosed in the Company SEC Reports (as defined in Section 4.05) filed prior to the date hereof, neither the Company nor any of its subsidiaries is in violation of, or has been given notice of any purported violation of, any law, statute, order, rule, regulation (collectively, the "Laws") or judgment, order or decree (collectively, the "Orders") or Permits (as defined below) (including, without limitation, any applicable Environmental Law, as defined in Section 4.11(g)(ii)) of any Governmental Authority except for violations that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 4.04(d) of the Company Disclosure Schedule or in Section 4.11 of the Company Disclosure Schedule, the Company and its subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects (collectively, the "Permits"), except those which the failure to obtain would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 4.04(d) of the Company Disclosure Schedule, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) its certificate of incorporation or by-laws or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (e) Non-Competition. Except as set forth in Section 4.04(e) of the Company Disclosure Schedule, there is no "non-competition" or other similar contract or agreement that restricts the ability of the Company or any of its subsidiaries to conduct business in any geographic area or that would reasonably be likely to restrict the Surviving Corporation or any of its subsidiaries to conduct business in any geographic area.

     Section 4.05 Reports and Financial Statements. The filings required to be made by the Company and its subsidiaries since January 1, 1998 under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and applicable state public utility laws and regulations have been filed with the Securities and Exchange Commission (the "SEC") or the appropriate state public utilities commission, as the case may be, including all forms, statements, reports, exhibits and amendments appertaining thereto, and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statute and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. True and complete copies of the Certificate of Incorporation, as amended, and by-laws of the Company, as in effect on the date hereof, have been made available to Parent.

     Section 4.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in
Section 4.06 of the Company Disclosure Schedule, since December 31, 1998, the Company and each of its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been, and no fact or condition exists which has or could reasonably be expected to have, a Company Material Adverse Effect.

     Section 4.07 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.07, Section 4.09 or
Section 4.11 of the Company Disclosure Schedule, (i) there are no claims, suits, actions or proceedings, pending or threatened, nor are there any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its subsidiaries, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries, except for any of the foregoing under clauses (i) and (ii) that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.08 Information Supplied. The proxy statement relating to the Company Special Meeting (as defined in Section 7.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference therein.

     Section 4.09 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, alternative minimum, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, environmental (including taxes under Section 59A of the Code), gross receipts, capital stock, production, business and occupation, disability, employment, payroll, social security, unemployment, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Return," as used in this Agreement, means a report, return or other written information required to be supplied to a governmental taxing authority with respect to Taxes.

     Except as disclosed in Section 4.09 of the Company Disclosure Schedule:

          (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have duly filed (or there has been filed on its behalf) within the time prescribed by law all material Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct.

          (b) Payment of Taxes. The Company and each of its subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes that are currently due and payable except for those being contested in good faith in appropriate proceedings and for which adequate reserves have been taken.

          (c) Tax Reserves. The Company and its subsidiaries have established on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP.

          (d) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

          (e) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns.

          (f) Expiration of Statute of Limitations. The Tax Returns of the Company and each of its subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1995.

          (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries (other than those being contested in good faith and for which adequate reserves have been established). There is no material dispute or claim concerning any Tax liability of any of the Company and its subsidiaries either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company or any of its subsidiaries has actual knowledge.

          (h) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall

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

     mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (i) Availability of Tax Returns. The Company has provided or made available to Parent complete and accurate copies of (i) all Federal income tax returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering the years 1994 through 1998, (ii) all State income tax returns, and any amendments thereto, filed by the Company or any of its subsidiaries covering the years 1995 through 1998, (iii) all revenue agent's or other audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries covering the years 1995 through 1998, and (iv) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since 1995.

          (j) Tax Sharing Agreements. Neither the Company nor any of its subsidiaries is a party to any agreement relating to allocating or sharing of Taxes.

          (k) Liability for Others. Neither the Company nor any of its subsidiaries has any liability for any material Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

          (l) Code Section 897. To the best knowledge of the Company, no foreign person owns or has owned beneficially more than five percent of the total fair market value of Company Common Stock during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     Section 4.10 Employee Matters; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, leased employees, former employees, officers or directors of the Company or any of its subsidiaries ("Company Personnel") or which provides benefits as of the date hereof to Company Personnel or pursuant to which the Company or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "Company Employee Benefit Plans") is listed in Schedule 4.10(a) of the Company Disclosure Schedule. Each Company Employee Benefit Plan is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each Company Employee Benefit Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

     (b) Complete and correct copies of the following documents have been made available to Parent as of the date of this Agreement: (i) all Company Employee Benefit Plans (or in each case of an unwritten plan, a written description thereof) and any related trust agreements or insurance contracts, (ii) the most current summary descriptions of each Company Employee Benefit Plan subject to ERISA, (iii) the most recent Form 5500s and Schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of any Company Employee Benefit Plan, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

     (c) Except as set forth in Schedule 4.10(c) of the Company Disclosure Schedule, none of the Company, any of its subsidiaries or any other entity required to be aggregated with the Company or any of its subsidiaries under
Section 4.14(b) or (c) of the Code (the "Controlled Group") has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

     (d) Except as disclosed on Section 4.10(d) of the Company Disclosure Schedule, as of the date hereof, there are no actions, suits or claims pending or, to the Company's knowledge, threatened (other than routine claims for benefits in the ordinary course) with respect to any Company Employee Benefit Plan. No event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, under which the Company or any subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

     (e) None of the Company, any of its subsidiaries or any member of the Controlled Group has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or otherwise under Title IV of ERISA (other than the payment of premiums none of which are overdue) that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

     (f) Full payment has been made of all material amounts which the Company or any affiliate thereof was required under the terms of Company Employee Benefit Plans to have paid as contributions to such plans with respect to periods prior to the date hereof (excluding any amounts not yet due) or there has been an accrual on the books and records of the Company with respect to any such amounts and none of the Company, any of its subsidiaries or any member of the Controlled Group (including for this purpose any entities required to be aggregated under Section 414(m) or (o) of the Code) has incurred or reasonably expects to incur any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived. Other than the Employees Retirement Plan of Elizabethtown Water Company ("Pension Plan"), no Company Employee Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

     (g) Neither the Company nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Benefit Plans (or their trusts), the Company, any of its subsidiaries or any other person who the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (h) Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, the events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Company Employee Benefit Plan, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Employee Benefit Plan or compensation to any Company Personnel, (y) result in any payments (including parachute payments) under any Company Employee Benefit Plan or law becoming due to any Company Personnel, or (z) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Employee Benefit Plan.

     (i) Except as set forth on Section 4.10(i) of the Company Disclosure Schedule, the Company has reserved the right to amend, terminate or modify at any time, with respect to Company Personnel, any plan or arrangement providing for post-employment health or life insurance coverage.

     (j) All collective bargaining agreements and other contracts with labor unions to which the Company or any of its subsidiaries is a party are described on Section 4.10(j) of the Company Disclosure Schedule. Except as set forth on such Section 4.10(j), no labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Schedule 4.10(j) of the Company Disclosure Schedule, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, except for non-compliances which in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

     Section 4.11 Environmental Protection. Except as set forth in Section 4.11 of the Company Disclosure Schedule or in the Company SEC Reports filed prior to the date hereof:

          (a) Compliance. The Company and each of its subsidiaries are in substantial compliance with all applicable Environmental Laws (as defined in Section 4.11(g)(ii)) and neither the Company nor any of its subsidiaries has received any written communication from any Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance in a material respect with applicable Environmental Laws.

          (b) Environmental Permits. The Company and each of its subsidiaries have obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable and as described in Section 4.11(b) of the Company Disclosure Schedule, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain or to be in such compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (c) Environmental Claims. There are no Environmental Claims (as defined in Section 4.11(g)(i)) pending (i) against the Company or any of its subsidiaries, or (ii) against any real or personal property or operations that the Company or any of its subsidiaries owns, leases or manages, in whole or in part that, if adversely determined, would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d) Releases. Except for Releases (as defined in Section 4.11(g)(iv)) of Hazardous Materials (as defined in Section 4.11(g)(iii)) the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, there have been no Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries.

          (e) Predecessors. The Company has no knowledge of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, in each case against any person or entity (including, without limitation, any predecessor of the Company or any of its subsidiaries) whose liability the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Releases of Hazardous Materials the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (f) Disclosure. The Company has made available to Parent or its agents all material studies, reports and investigations in the possession, custody or control of the Company relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise Released on, under or from any of the properties currently or (to the knowledge of the Company) formerly owned or leased by the Company or any of its subsidiaries.

          (g) As used in this Agreement:

             (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement costs, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural-resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries; or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

             (ii) "Environmental Laws" means all applicable federal, United Kingdom, state, local laws, rules, ordinances and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

             (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, coal tar residue, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") in regulated concentrations; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous constituents" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries operates or has stored, treated or disposed of Hazardous Materials.

             (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

     Section 4.12 Regulation as a Utility.  (a) Except as set forth in Section
4.12 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States other than New Jersey or by any foreign country. Neither the Company nor any of its subsidiaries is a "holding company", a "subsidiary company", a "public utility company" or (to the knowledge of the Company) an "affiliate" of a "public utility company" or a "holding company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

     (b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, from December 31, 1989 to the date of this Agreement no Governmental Entity has denied the request of the Company or any of its subsidiaries to include any utility plant asset in rate base for recovery in the amount of $250,000 or more.

     Section 4.13 Vote Required. The approval of the Merger by a majority of the votes cast by all holders of Company Common Stock entitled to vote thereon (the "Company Shareholders' Approval") is the only vote of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

     Section 4.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Salomon Smith Barney Inc. to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     Section 4.15 Ownership of Parent Common Stock.  Except as set forth in
Section 4.15 of the Company Disclosure Schedule, the Company does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of capital stock of Parent.

     Section 4.16 Takeover Provisions; Rights Plan. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from the requirements of, any "moratorium," "control share," "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the State of New Jersey, including the New Jersey Shareholders Protection Act of the NJBCA. Neither Parent nor Merger Sub is, solely by virtue of the execution and delivery of this Agreement, a "Beneficial Owner" of Company Common Stock as such term is defined in the Rights Agreement, dated as of February 4, 1991, between the Company and The Bank of New York (the "Company Rights Agreement").

     Section 4.17 Year 2000. All computer systems and computer software used by the Company or any of its subsidiaries (i) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year 2000 without any adverse change in operation associated with such recognition,
(ii) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (iii) can suitably interact with other computer systems and computer software in a way that does not compromise (y) its ability to correctly recognize the advent of the year 2000 or (z) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (i), (ii) and (iii) together, "Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company SEC Reports filed with the SEC prior to the date hereof sets forth the Company's good faith estimate as of the date hereof of the costs to be incurred by the Company and its subsidiaries in order to achieve Millennium Functionality.

     Section 4.18 Real and Personal Property. (a) Real Property. Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, the Company and its subsidiaries own, or have a valid and enforceable right to use under existing franchises, water rights, easements or licenses, or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) necessary for the conduct of the respective businesses as such businesses are now being conducted. Except as disclosed in the Company SEC Reports or Section 4.18(a) of the Company Disclosure Schedule, neither the Company's nor any of its subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind (collectively, "Liens"), except for such Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on
Section 4.18(a) of the Company Disclosure Schedule, all such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) Personal Property. Except as otherwise disclosed in the Company SEC Reports or Section 4.18(b) of the Company Disclosure Schedule, all personal property that is owned by the Company or any of its subsidiaries and used by any of them in the conduct of their respective businesses is owned free and clear of any Liens, except for such Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.18(b) of the Company Disclosure Schedule, all such property is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     Section 4.19 Certain Contracts. Section 4.19 of the Company Disclosure Schedule sets forth a true and correct list of (i) all Contracts between or among the Company or any subsidiary of the Company, on the one hand, and any other person, on the other hand, which are terminable or which contain any provision that would be triggered as a result of the consummation of any of the transactions contemplated by this Agreement (other than Company Employee Benefit Plans), and (ii) all Contracts upon which, in the sole judgment of the Company, the Company's business is substantially dependent as of the date hereof, including, without limitation, continuing Contracts to sell and purchase water.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     Section 5.01 Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries taken as a whole or on the ability of Parent and Merger Sub to consummate this Agreement (any such material adverse effect being hereafter referred to as a "Parent Material Adverse Effect"). Parent has previously delivered to the Company correct and complete copies of the memorandum and articles of association (or other comparable charter documents) of Parent and the articles of incorporation and by-laws of Merger Sub.

     Section 5.02 Capitalization. (a) The authorized capital stock of Parent consists of 976,128,916 shares of Parent ordinary shares ("Parent Ordinary Shares") and 380,367,532 B preference shares. As of the close of business on November 17, 1999, there were issued and outstanding 351,300,874 Parent Ordinary Shares and 29,141,672 B preference shares.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the close of business on November 19, 1999, there were issued and outstanding 100 shares of Merger Sub Common Stock, all of which were owned indirectly by Parent.

     Section 5.03 Authority; Non-Contravention; Statutory Approval;
Compliance. (a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Required Statutory Approval (as defined in Section 5.03(c)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

     (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the memorandum and articles of association or other comparable charter documents of Parent or any of its subsidiaries that would be considered "significant subsidiaries" as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act ("Parent Subsidiaries"), (ii) subject to obtaining the Parent Required Statutory Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or any Parent Subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any Parent Subsidiaries is a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (i), (ii) and (iii) such Violations as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

     (c) Statutory Approval. Except for Hart-Scott-Rodino Anitrust Improvements Act clearance (the "Parent Required Statutory Approval"), and, to the extent required, filings or notices by Parent in respect of the application for approval of the Merger by the New Jersey Board of Public Utilities, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

     (d) Compliance. Neither Parent nor any Parent Subsidiaries is in violation of, or has been given notice of any purported violation of, any law, statute, or order, rule, regulation or judgment (including, without limitation, any applicable Environmental Law) of any Governmental Authority, except for violations that, in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted in all respects, except those which the failure to obtain would, in the aggregate, not reasonably be expected to have a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (i) its memorandum and articles of association or other comparable charter documents or (ii) any material contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for breaches, violations or defaults that, in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

     Section 5.04 Information Supplied. The information supplied by Parent and Merger Sub and included in the Proxy Statement with the consent of Parent or Merger Sub, as the case may be, will not, at the date mailed to the Company's shareholders, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

     Section 5.05 Vote Required. No vote of the holders of any class or series of the capital stock of Parent or any of the Parent Subsidiaries is required to enable Parent to consummate the Merger and the other transactions contemplated hereby.

     Section 5.06 Ownership of the Company Common Stock. Parent does not "beneficially own" (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock.

     Section 5.07 Financing. Parent has or will have available, prior to the Effective Time, sufficient cash in U.S. dollars in immediately available funds to pay or to cause Merger Sub to pay the Merger Consideration pursuant to
Article II hereof and to consummate the Merger and other transactions contemplated hereby.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 6.01 Covenants of the Parties. After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent and the Company each agree as follows, each as to itself and to each of

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

its subsidiaries, except as expressly contemplated or permitted in this Agreement, or to the extent the other parties hereto shall otherwise consent in writing:

          (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact their present business organizations and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees as a group, and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear; maintain supplies and inventories in quantities consistent with past practice; and (iv) maintain their rights and franchises except for terminations or expirations thereof which, in the reasonable judgment of the Company, are necessary or desirable in the conduct of the business of the Company and its subsidiaries and which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any capital stock other than (A) dividends by a direct or indirect subsidiary to the Company, (B) regular dividends on outstanding preferred stock of the Company's subsidiaries, (C) regular quarterly dividends on Company Common Stock that do not exceed the current regular dividends on Company Common Stock; provided that in the event the Closing has not occurred by September 30, 2000, then the Company may increase the annual rate of such dividends by not more than 3%, and (D) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, a special dividend with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend, multiplied by (y) the quarterly dividend rate then in effect; (ii) split, combine or reclassify any capital stock of the Company or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company or the capital stock of any subsidiary; (iii) redeem, repurchase or otherwise acquire any shares of capital stock of the Company or the capital stock of any subsidiary other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice, or (B) intercompany acquisitions of capital stock; or
     (iv) except to the extent permitted by Section 6.02 or as provided in
     Section 4.02 of the Company Disclosure Schedule, adopt a plan of partial or complete liquidation or resolutions providing for, or authorizing, such liquidation or a dissolution, merger, consolidation restructuring, recapitalization or other reorganization of the Company or any subsidiary.

          (c) Issuance of Securities. Except as set forth in Section 6.01(c) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) pursuant to currently outstanding stock options granted under Company Employee Benefit Plans, (ii) pursuant to the Company's dividend reinvestment and stock purchase plan in effect on the date hereof, (iii) pursuant to the Company's 401(k) Plan, (iv) pursuant to the terms of the Company's outstanding convertible subordinated debentures referred to in Section 7.14, or (v) in the case of subsidiaries, for issuances of capital stock to the Company or another subsidiary.

          (d) Charter Documents; Other Actions. Neither party shall, nor shall any party permit any of its subsidiaries to, (i) amend its respective articles of organization, by-laws or regulations, or similar organic documents, or (ii) take or fail to take any other action, which in any such case would reasonably be expected to prevent or materially impede or interfere with the Merger (except to the extent permitted by Section 6.02 and Article IX).

          (e) Acquisitions. Except as disclosed in Section 6.01(e) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business and acquisitions having an aggregate acquisition consideration payable by the Company of not more than $5,000,000.

          (f) Capital Expenditures. Except (i) as set forth in Section 6.01(f) of the Company Disclosure Schedule, (ii) as may be required by law, (iii) as reasonably deemed necessary by the Company following a catastrophic event, (iv) as may be funded by customer advances or contributions in aid of construction, or (v) as may be required to serve industrial or wholesale customers who generate sufficient revenues to support such capital expenditures, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of 110% of the aggregate cumulative amount budgeted by the Company or its subsidiaries for capital expenditures as set forth in Section 6.01(f) of the Company Disclosure Schedule.

          (g) No Dispositions. Except as set forth in Section 6.01(g) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, or otherwise dispose of, any of its respective assets, other than (i) dispositions in the ordinary course of business consistent with past practice for consideration not in excess of $1,000,000 per disposition or $5,000,000 in the aggregate, and (ii) sales of real property by E'town Properties, Inc. or, to the extent not required for utility operations, by Elizabethtown Water Company or The Mount Holly Water Company.

          (h) Indebtedness; Investments. Except as set forth in Section 6.01(h) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, (i) other than in connection with actions permitted by Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions and investments by the Company or a subsidiary of the Company to or in the Company or any wholly owned subsidiary of the Company, (ii) except upon reasonable prior notice to Parent and with Parent's consent (which will not be unreasonably withheld or delayed), pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, or otherwise in excess of $100,000), other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Reports filed prior to the date of this Agreement or (iii) other than in connection with actions permitted by Sections 6.01(e) and 6.01(f), create, incur or assume any indebtedness, guarantees, "keep well" agreements, loans or advances not in existence as of the date of this Agreement except for (x) short-term indebtedness incurred in the ordinary course of business consistent with past practice, (y) loans and advances among the Company and its wholly-owned subsidiaries and (z) in connection with the refunding of existing indebtedness at a lower cost of funds.

          (i) Compensation, Benefits. Except as set forth in Section 6.01(i) of the Company Disclosure Schedule or as may be required by applicable law and applicable collective bargaining agreements, or as expressly contemplated by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any Company Employee Benefit Plan, or otherwise increase the compensation or benefits of any director, officer or other employee of such party or any of its subsidiaries, except for normal increases in compensation and benefits in the ordinary course of business consistent with past practice that, with respect to employees who are not officers, do not result in an increase in the aggregate amount expended for benefits and compensation by the Company and its subsidiaries in excess of 3.35 percent per year, or
     (ii) enter into or amend any employment, severance or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than with respect to employees who are not officers of the Company in the ordinary course of business consistent with current industry practice in an aggregate amount not to exceed $30,000.

          (j) Accounting. Except as set forth in Section 6.01(j) of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods in effect on December 31, 1998, except as required by law, rule, regulation or GAAP.

          (k) Cooperation, Notification. Each party shall, and shall cause its subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss, subject to applicable law, material operational and business matters; (ii) keep the other party reasonably informed, orally or in writing, of major developments which have occurred in its business; (iii) in the case of the Company, advise Parent of any change or event which has had or could reasonably be expected to result in a Company Material Adverse Effect; and (iv) promptly provide the other party with copies of all filings made by such party or any of its subsidiaries with any court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

          (l) Third-Party Consents. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to obtain all the Company Required Consents. The Company shall promptly notify Parent of any failure or prospective failure to obtain any such consents and shall provide to Parent copies of all the Company Required Consents obtained by the Company.

          (m) No Breach, Etc. No party shall, nor shall any party permit any of its subsidiaries to, take any action within its control that would or is reasonably likely to result in a material breach of any provision of this Agreement or in the Company or Parent being unable to meet the conditions set forth in Sections 8.02(b) and 8.03(b), respectively, on and as of the Closing Date.

          (n) Contracts. Except as set forth in Section 6.01(n) of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice, the Company shall not, and shall cause its subsidiaries not to, (i) modify, amend, terminate, renew or fail to use commercially reasonable efforts to renew any material contract or agreement to which the Company or any of its subsidiaries is a party, (ii) or waive, release or assign any material rights or claims of the Company or any of its subsidiaries against third parties, or (iii) enter into new material contracts.

          (o) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with the Company's insurance coverages as of the date hereof.

          (p) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect all existing Permits, except for those Permits the expiration or termination of which would not reasonably be expected to have a Company Material Adverse Effect.

          (q) Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law.

          (r) Taxes. The Company shall not, and shall cause its subsidiaries not to, (A) make or rescind any express or deemed material election relating to Taxes, (B) except for the matters set forth in Section 6.01(r) of the Company Disclosure Schedule, settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return that has been prepared other than in a manner consistent in all material respects with past custom and practice.

          (s) Utility Filings. Except for filings in the ordinary course of business consistent with past practice that would not reasonably be expected to have a Company Material Adverse Effect, the Company shall inform Parent reasonably in advance of making a filing to implement any changes in any of its or its subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto and shall, and shall cause its subsidiaries to, deliver to Parent a copy of each such filing or agreement. The Company shall not permit Elizabethtown Water Company to file for an increase in base rates prior to August 21, 2000. Elizabethtown Water Company may file for an increase in base rates after August 21, 2000; provided, however, that if such filing is thereafter consolidated under one docket number with the proceeding before the New Jersey Board of Public Utilities referred to in Section 4.04(c) of the Company Disclosure Schedule, then, upon the written request of Parent received within 10 business days following such consolidation, the Company shall cause Elizabethtown Water Company to promptly withdraw such filing, and Elizabethtown Water Company shall not make a further request to increase base rates without the consent of Parent.

          (t) Conduct of Business of Merger Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Merger Sub to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

          (u) Certain Mergers and Other Actions by Parent. Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business or any corporation, partnership or other business organization with material regulated utility operations in the State of New Jersey, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

     Section 6.02 Covenant of the Company; Alternative Proposals. (a) From and after the date hereof, the Company agrees (i) that it and its subsidiaries will not, and it will cause its and its subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, encourage, initiate or solicit (including by way of furnishing information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) which constitutes or may reasonably be expected to lead to an Alternative Proposal (as defined below) from any person or engage in any discussion or negotiations concerning, or provide any non-public information or data to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussions or negotiations with any parties conducted heretofore with a view of formulating an Alternative Proposal; and (iii) that it will immediately notify Parent orally and in writing of the receipt of any such inquiry, offer or proposals, and that it shall keep Parent informed of the status of any such inquiry, offer or proposal, the identity of the person or group making it, and the material terms thereof.

     (b) Notwithstanding any other provision hereof, the Company may at any time prior to the time the Company shareholders shall have voted to approve this Agreement (i) engage in discussions or negotiations with a third party who, without solicitation in violation of the terms hereof, seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (A)(x) the third party has first made an Alternative Proposal that, in the good faith judgment of the Company's Board of Directors, is reasonably likely to result in a Superior Proposal (as defined below) and (y) the Company's Board of Directors shall conclude in good

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

faith, based upon the advice of outside counsel and such other matters as the Company's Board of Directors deems relevant, that such actions are necessary for the Company's Board of Directors to act in a manner consistent with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides prompt written notice to Parent to the effect that it intends to furnish information to, or intends to enter into discussions or negotiations with, such person or entity, and of the identity of the person or group making the Alternative Proposal and the material terms thereof and (y) receives from such person an executed confidentiality agreement in reasonably customary form except that such confidentiality agreement shall not prohibit such person from making an unsolicited Alternative Proposal, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer and/or (iii) accept an Alternative Proposal from a third party, provided that the Company's Board of Directors determines in good faith, after receiving advice from its financial advisor, that such Alternative Proposal is a Superior Proposal and provided further that the Company has complied with the conditions for the termination of this Agreement set forth in Section 9.01(e). "Alternative Proposal" shall mean any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving the Company or any proposal or offer to acquire in any manner, directly or indirectly (x) 50% or more of the outstanding Company Common Stock, (y) 50% or more of the outstanding common stock of Elizabethtown Water Company, or (z) all or substantially all of the assets of the Company and its subsidiaries taken as a whole. Nothing herein shall prohibit a disposition permitted by Section 6.01(g) hereof. "Superior Proposal" shall mean an Alternative Proposal on terms which the Company's Board of Directors determines in good faith, based on advice of its financial advisor, to be more favorable to the Company's shareholders than the Merger and for which adequate financing, to the extent required, has been reasonably demonstrated to be available.

     Section 6.03 Control of Other Party's Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.01 Access to Information. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, agents and accountants of Parent (collectively, "Representatives") reasonable access, throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records to the extent that the Company or any of its subsidiaries is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney-client privilege and does not unreasonably interfere with the business and operations of the Company; provided that such right of access shall not include environmental inspections or testing with respect to the properties of the Company's subsidiaries. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) a copy of each material report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of securities laws or filed with or sent to any regulatory agency or commission, and (ii) access to all information concerning the Company and its subsidiaries as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Confidentiality Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Standstill Agreement, dated as of September 9, 1999, between the Company and Parent, as it may be amended from time to time (the "Confidentiality Agreement").

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

     Section 7.02 Regulatory Matters. Each party hereto shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain no later than the Initial Termination Date (as defined in Section 9.01(b)), as such date may be extended pursuant to Section 9.01(b), all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approval.

     Section 7.03 Shareholder Approval; Proxy Statement. (a) The Company shall, as soon as reasonably practicable after the date hereof, but subject to Section 6.02, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Special Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) prepare, file with the SEC, and distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Certificate of Incorporation and by-laws, (iii) subject to the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the Merger and
(iv) cooperate and consult with Parent with respect to each of the foregoing matters.

     (b) Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. The information provided by any party hereto for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information, in the circumstances under which it is provided, not false or misleading. The Company shall furnish to Parent a draft of the Proxy Statement or any amendment or supplement thereto reasonably in advance of the date the Company expects to file it with the SEC, and will give reasonable consideration to any comments of Parent with respect thereto. The Company shall also include in the Proxy Statement its recommendation that its shareholders approve this Agreement and the Merger as contemplated by clause
(a)(iii) of this Section.

     Section 7.04 Directors' and Officers' Indemnification.

     (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the last sentence of this Section 7.04(a), amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or a subsidiary of the Company (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), Parent shall pay or cause to be paid the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth in Section 14A:3-5 of the NJBCA and the Certificate of Incorporation or by-laws of the Company shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party. Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

     (b) Insurance. For a period of six years after the Effective Time, Parent shall (i) cause to be maintained in effect policies of directors' and officers' liability insurance for the benefit of those persons who are currently covered by such policies of the Company on terms no less favorable than the terms of such current insurance coverage or (ii) provide tail coverage for such persons which provides coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement; provided that if the annual premium therefore would exceed such amount, Parent shall purchase as much coverage as is available for such amount.

     (c) Successors.  In the event Parent or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provisions shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.04.

     (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in its respective articles of incorporation and by-laws in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) Benefit. The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 7.05 Company Disclosure Schedule. On the date hereof, the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by its Treasurer stating that the Company Disclosure Schedule is being delivered pursuant to this Section 7.05. The Company Disclosure Schedule constitutes an integral part of this Agreement and modifies the respective representations, warranties, covenants or agreements of the Company contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Company Disclosure Schedule. Anything to the contrary contained herein or in the Company Disclosure Schedule notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Company Disclosure Schedule shall be deemed to have been made on and as of the date hereof.

     Section 7.06 Public Announcements. Subject to each party's disclosure obligations imposed by law or the rules of any applicable securities exchange or Governmental Authority, the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto without the consent of the other party (which consent shall not be unreasonably withheld).

     Section 7.07 Rights Agreement. Within five business days following the execution of this Agreement, the Company shall take all action required to render the rights (the "Company Rights") under the Company Rights Agreement inapplicable to the Merger and shall amend the Company Rights Agreement so that
(i) Parent and Merger Sub will not become an "Acquiring Person" as a result of the Merger, (ii) no "Distribution Date" or "Shares Acquisition Date" (as each such term is defined in the Company Rights Agreement) will occur as a result of the Merger, and (iii) all Company Rights issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time. Except as approved in writing by Parent, the Company shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement. If any "Distribution Date" or "Shares Acquisition Date" (as each such term is defined in the Company Rights Agreement) or any event described in
Section 11(a)(ii) of the Company Rights Agreement occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, Parent and the Company shall make such adjustments to this Agreement, if any, as Parent and the Company shall mutually agree so as to preserve the economic benefits that Parent and the Company each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by the Agreement.

     Section 7.08 Certain Employee Agreements and Arrangements.  Subject to
Section 7.09, Parent and the Surviving Corporation and its subsidiaries shall honor, assume and perform, without modification, all contracts, agreements (including without limitation the change in control agreements set forth in Section 4.10(h) of the Company Disclosure Schedule), collective bargaining agreements and commitments of the Company and its subsidiaries entered into prior to the date hereof (or entered into by the Company or its subsidiaries after the date hereof and prior to the Effective Time, to the extent permitted by this Agreement) which apply to any current or former employee or current or former director of the Company and its subsidiaries; provided, however, that the foregoing shall not prevent Parent or the Surviving Corporation from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment. Parent's goal is to create a working environment within the Surviving Corporation which will satisfy the objectives of all of the stakeholders of the Surviving Corporation.

     Section 7.09 Employee Benefit Plans. (a) Subject to applicable law and obligations under collective bargaining agreements, for a period of not less than twelve months immediately following the Closing Date, the compensation, benefits and coverage provided to those individuals who continue to be employees of the Surviving Corporation, Parent or their respective subsidiaries (the "Continuing Company Employees") pursuant to employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or their respective subsidiaries shall be not less favorable than those provided to such employees immediately prior to the Closing Date (it being understood that, after the Closing Date, Company Common Stock, or options to purchase Company Common Stock, need not be issued under any employee benefit plans or arrangements). Notwithstanding the foregoing (but subject to Section 7.08), any such employee benefit plan or arrangement that provides as of the date hereof for a continuation period longer than twelve months shall be honored by Parent or the Surviving Corporation. None of Parent, the Surviving Corporation or their respective subsidiaries shall terminate any Continuing Company Employee during the twelve-month period immediately following the Closing Date other than for cause; provided that termination by Parent, the Surviving Corporation or their respective subsidiaries shall not include voluntary retirement or voluntary termination by a Continuing Company Employee.

     (b) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, give the Continuing Company Employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any pension plans maintained by the Surviving Corporation in effect as of the Closing Date for such Continuing Company Employees' service with the Company or any subsidiary of the Company (or any prior employer) to the same extent recognized by the Company or such subsidiary immediately prior to the Closing Date, provided that such credit shall not be required to be given to the extent crediting such service would result in duplication of benefits under such pension plans.

     (c) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Company Employees under any welfare benefit plan established to replace any Company welfare benefit plans in which such Continuing Company Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Continuing Company Employees and that have not been satisfied as of the Closing Date under any Company welfare plan maintained for the Continuing Company Employees immediately prior to the Closing Date and (ii) provide each Continuing Company Employee with credit for any co-payments and deductibles paid prior to the Closing Date for the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Continuing Company Employees are eligible to participate in after the Closing Date.

     (d) Subject to applicable law and obligations under collective bargaining agreements, Parent shall, or shall cause the Surviving Corporation to, provide, for a period of not less than twelve months immediately following the Closing Date, retiree medical plan coverage which shall be not less favorable than the coverage under the Company retiree medical policy as of the date hereof to any former employee of the Company (and his or her eligible dependents) who is currently receiving such benefits thereunder and to any current employee who retires prior to the Closing Date (and his or her eligible dependents).

     Section 7.10 Expenses. Subject to Section 9.03, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 7.11 Further Assurances. Each party will, and will cause its subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

     Section 7.12 Community Involvement. After the Effective Time, Parent will or will cause the Surviving Corporation to make charitable contributions to the communities served by the Surviving Corporation and otherwise maintain a level of involvement in community activities in the State of New Jersey consistent with the level of community development and related activities customarily carried on by Parent's regulated utility subsidiaries.

     Section 7.13 Transition Planning. (a) The Company and Parent shall each appoint two persons to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of the Company shall be Michael Carmedy and Debbie Wrench. The initial representatives of Parent shall be Andrew M. Chapman and Edward A. Clerico.

     (b) Between the date of this Agreement and the Effective Time, Parent at its discretion and expense may locate up to two of its representatives at the offices of the Company (it being understood that such representatives shall not interfere with the business and operations of the Company or its subsidiaries and shall have no authority whatsoever with respect to the operation of the business of the Company or any of its subsidiaries). During such period the Company shall cause one or more of its designated representatives to consult as reasonably requested by Parent with such representatives of Parent and to discuss the general status of the business of the Company and its subsidiaries consistent with Sections 6.03 and 7.01 hereof.

     Section 7.14 Company Convertible Subordinated Debentures. At the written request of Parent made after (i) receipt of the approval of the New Jersey Board of Public Utilities referred to in Section 4.04(c) of the Company Disclosure Schedule (which shall not be subject to any petition for appeal or rehearing),
(ii) satisfaction of the condition referred to in Section 8.01(e) hereof, and
(iii) satisfaction of the condition referred to in Section 8.02(e) hereof, the Company shall forthwith call for redemption all convertible subordinated debentures of the Company outstanding under the Indenture dated as of January 1, 1987, between the Company and The Bank of New York, as successor Trustee (the "Indenture"), such redemption to occur at the earliest time permitted by the terms of the Indenture. If the above-mentioned redemption has not occurred, Parent shall, prior to the Effective Time, join in the execution and delivery by the Company of a supplemental indenture described in Section 6.01(2) of the Indenture, whereby, pursuant to Section 11.12 of the Indenture, Parent obligates itself, after the Effective Time, to deliver the Merger Consideration upon conversion of the convertible subordinated debentures of the Company outstanding under such Indenture.

     Section 7.15 Compliance With ISRA. Prior to the Closing Date, the Company will undertake, at its own cost and expense, all activities necessary to consummate the Merger in compliance with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"). For purposes of this Section 7.15, compliance with ISRA shall be deemed to have been achieved upon receipt by the Company of one of the following: (i) a "Letter of Non-Applicability" issued by the New Jersey Department of Environmental Protection ("NJDEP") with respect to the Merger, (ii) approval of a "Negative Declaration" by the NJDEP, (iii) a "no further action letter" issued by the NJDEP, or (iv) an executed "Remediation Agreement" with the NJDEP (as each such term is defined pursuant to ISRA); provided, however, that in no event shall the Company be required to execute a Remediation Agreement with the NJDEP which, in the Company's reasonable judgment, could be expected to have a Company Material Adverse Effect, unless such Remediation Agreement by its terms would be binding on the Company only if the Merger is consummated.

     Section 7.16 Stock Options and Restricted Stock. (a) At the Effective Time, each option under the Company's 1987 Company Stock Option Plan and the 1998 Company Stock Option Plan (the "Company Options") which is vested and outstanding immediately prior thereto shall be cancelled, and in exchange therefor, each holder shall have the right to receive (i) the Merger Consideration into which the share or shares of Company Common Stock issuable upon exercise of such Company Option would have been converted if such Company Option had been exercised immediately prior to the Effective Time, reduced by
(ii) (A) the aggregate exercise price for the shares of Company Common Stock then issuable upon exercise of such Company Option and (B) the amount of any withholding taxes which may be required thereon. The Company or the Company's Board of Directors may give any notice or take any other action prior to the Effective Time that is permitted by the terms of any Company Option in order to cause the vesting thereof.

     (b) Between the date of this Agreement and the Closing Date, the Company or the Company's Board of Directors may take all actions as may be necessary or desirable in order that all restrictions and vesting provisions applicable to the restricted stock awards heretofore granted under the Company 1990 Performance Stock Program, the Company Management Incentive Plan and the Company 1998 Directors Stock Plan are cancelled and eliminated as of the Effective Time, so that the holders of such restricted stock may receive in accordance with
Section 2.02 the Merger Consideration applicable to such restricted stock (in return for customary releases).

     (c) From and after the date of this Agreement, the Company shall not permit any additional options to purchase shares of Company Common Stock or grants of restricted Company Common Stock to be issued or granted under the Company's stock option plans, performance stock plans, management incentive plans, directors stock plans or otherwise.

                                  ARTICLE VIII

                                   CONDITIONS

     Section 8.01 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) Company Shareholder Approvals. The Company Shareholders' Approval shall have been obtained.

          (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

          (c) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (d) Statutory Approvals. The Company Required Statutory Approvals and Parent Required Statutory Approval shall have been obtained at or prior to the Effective Time; and such approvals shall have become Final Orders. A "Final Order" means action by the relevant regulatory authority (i) which has not been reversed, stayed, enjoined, set aside, annulled or suspended,
     (ii) with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and (iii) as to which all periods prescribed by law during which petitions for appeal or rehearing may be made have expired.

          (e) ISRA Approval. Compliance of the Merger with ISRA shall have been achieved as set forth in Section 7.15.

     Section 8.02 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent), on or prior to the Closing Date, of each of the following conditions:

          (a) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by the Company at or prior to the Closing.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

          (c) Closing Certificates. Parent shall have received a certificate signed by the President of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

          (d) No Company Material Adverse Effect. No Company Material Adverse Effect not contemplated by Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof shall have occurred, and there shall exist no fact or circumstance other than facts and circumstances described in Section 4.06 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof which could reasonably be expected to have a Company Material Adverse Effect.

          (e) Company Required Statutory Approvals. The Company Required Statutory Approvals shall not impose terms or conditions specifically in relation to the Merger which, in the reasonable judgment of Parent, could be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole if the Merger were consummated.

          (f) Company Required Consents. The Company Required Consents the failure of which to obtain would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

     Section 8.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of each of the following conditions:

          (a) Performance of Obligations of Parent. Parent shall have performed in all material respects each of its agreements and covenants required by this Agreement to be so performed by Parent at or prior to the Closing.

          (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) which, individually and in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

          (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     Section 9.01 Termination. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties hereto contemplated by this Agreement:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by Parent or the Company, by written notice to the other parties, if the Effective Time shall not have occurred on or before the date which is nine months from the date hereof (the "Initial Termination Date"); provided, however, that (i) the right to terminate the Agreement under this
     Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted directly or indirectly in, the failure of the Effective Time to occur on or before such date; (ii) if on the Initial Termination Date the condition to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled on such date, then the Initial Termination Date shall be extended to the date which is twelve months from the date hereof (the "Extended Termination Date"); and (iii) if on the Extended Termination Date the condition to the Closing set forth in Section 8.01(d) shall not have been fulfilled solely because the periods described in clause (iii) of such Section 8.01(d) shall not have expired, the Extended Termination Date shall be extended to the date of expiration of such periods;

          (c) by Parent or the Company, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof;

          (d) by Parent or the Company, if any law, order, rule or regulation binding upon either of them is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable; (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed));

          (e) by the Company if (i) the Company's Board of Directors shall have determined in good faith, based on the advice of outside counsel, that it is necessary, in order to act consistently with its fiduciary duties to the Company's shareholders under applicable law, to terminate this Agreement in order to enter into an agreement with respect to, or to consummate a transaction constituting, a Superior Proposal, (ii) the Company shall have given notice to Parent advising Parent that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and that the Company intends to terminate this Agreement in accordance with this Section 9.01(e), (iii) either (A) Parent shall not have revised its proposal for the Merger within 10 days from the time on which such notice is deemed to have been given to Parent or (B) if Parent within such period shall have delivered to the Company's Board of Directors a firm revised proposal for the Merger, the Company's Board of Directors, after receiving advice from the Company's financial advisor, shall have determined in its good faith judgment that notwithstanding a binding commitment to consummate this Agreement and concessions that may be offered by Parent's revised proposal, the third party's Alternative Proposal is superior to Parent's revised proposal for the Merger, and (iv) the Company, at the time of such termination, pays the expenses and the termination fee in accordance with
     Section 9.03(b);

          (f) by the Company, by written notice to Parent, if (i) there exist breaches of the representations and warranties of Parent made herein as of the date hereof which breaches, individually or in the aggregate, would reasonably be expected to give rise to the failure of the condition set forth in 8.03(b), and such breaches shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied, or (ii) there shall have been a material breach of any agreement or covenant of Parent hereunder, which breach would reasonably be expected to give rise to the failure of the condition set forth in Section 8.03(a), and such breach shall not have been remedied within 20 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or

          (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would reasonably be expected to give rise to the failure of the condition set forth in Section 8.02(b), and such breaches shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied, (ii) there shall have been a material breach of any agreement or covenant of the Company hereunder, which breach would reasonably be expected to give rise to the failure of the condition set forth in Section 8.02(a), and such breach shall not have been remedied within 20 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied, or (iii) the Board of Directors takes any action to withdraw or modify in a manner adverse to Parent or Merger Sub its approvals or recommendation of the Merger or this Agreement or to recommend any Alternative Proposal or shall resolve to do any of the foregoing.

     Section 9.02 Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Section 7.10, Section 9.03, the agreement contained in the last sentence of Section 7.01, and Sections 10.08, 10.09 and
10.10 shall survive the termination.

     Section 9.03 Termination Fees; Expenses. (a) If this Agreement is terminated by Parent pursuant to Section 9.01(g)(i) or (ii), then the Company shall promptly (but not later than five business days after receiving notice of termination) pay to Parent in cash an amount equal to all documented out-of-pocket expenses and fees incurred by Parent (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million. If this Agreement is terminated by the Company pursuant to Section 9.01(f), then Parent shall promptly (but not later than five business days after receiving notice of termination) pay to the Company in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the Company (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the transactions contemplated by this Agreement) not in excess of $5 million.

     (b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) Parent or the Company pursuant to Section 9.01(c) because the Company Shareholders' Approval is not obtained, (B) Parent pursuant to Section 9.01(g)(iii), or (C) by the Company pursuant to Section 9.01(b), then the Company shall promptly (but in no event later than the date of such termination) pay or cause to be paid to Parent, by wire transfer of same day funds, a termination fee of $16.5 million plus an amount equal to all documented out-of-pocket expenses and fees incurred by Parent arising out of, or in connection with or related to, the transactions contemplated by this Agreement, not in excess of $5 million in the aggregate; provided, however, that if this Agreement is terminated pursuant to the provisions of clause (ii) above, then no payment of a termination fee or expenses by the Company to Parent shall be required unless and until a definitive agreement with respect to the applicable Alternative Proposal is executed within one year after such termination and, in such event, a termination fee and expenses shall be payable within one business day after the execution of such definitive agreement.

     (c) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee or expenses pursuant to Sections 9.03(a) or 9.03(b), the right to receive such termination fee or expenses shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this
Section 9.03, in addition to any amounts paid or payable pursuant to Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of The Bank of New York from the date such fee was required to be paid.

     Section 9.04 Amendment. This Agreement may be amended at any time before or after approval hereof by the shareholders of the Company and prior to the Effective Time, but after such approval only to the extent permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.05 Extension or Waiver. At any time prior to the Effective Time, the Parent or the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     Section 9.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.04 or an extension or waiver pursuant to Section
9.05 shall, in order to be effective, require, in the case of the Company, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors to the extent permitted by law and its Certificate of Incorporation and, in the case of Parent and Merger Sub, action by its Board of Directors or the duly authorized committee or designee of its Board of Directors to the extent permitted by law and its charter or governing documents.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.01 Non-Survival; Effect of Representations and Warranties. All representations, warranties and agreements in this Agreement shall not survive the Merger, except as otherwise provided in this Agreement and except for the agreements contained in this Section 10.01, in Articles I and II and in Sections 7.04, 7.08, 7.09, 10.07, 10.08, 10.09 and 10.10.

     Section 10.02 Brokers. The Company represents and warrants that, except for Salomon Smith Barney Inc., whose fees have been disclosed to Parent prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Parent represents and warrants that, except for Lazard Brothers & Co., Limited and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 10.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by reputable overnight courier service, (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to the Company, to:

        E'town Corporation
        600 South Avenue
        PO Box 788
        Westfield, NJ 07090
        Attention: Andrew M. Chapman

        Telephone: (908) 654-1234
        Telecopy: (908) 232-2719

        with a copy to:

        Winthrop, Stimson, Putnam & Roberts
        One Battery Park Plaza
        New York, New York 10004-1490
        Attention: David P. Falck, Esq.

        Telephone: (212) 858-1000
        Telecopy: (212) 858-1500

        (b) If to Parent, to:

        Thames Water Plc
        14 Cavendish Place
        London W1M 0NU
        United Kingdom
        Attention: David Badcock

        Telephone: +44-171-636-8686
        Telecopy: +44-171-436-6755

        with a copy to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention: Michael W. Blair, Esq.

        Telephone: (212) 909-6000
        Telecopy: (212)-909-6836

        and

        Ronald E. Walsh, Esq.
        Thames Water North America Inc.
        Two Stamford Plaza
        281 Tresser Boulevard
        Stamford, CT 06901

        Telephone: (203) 355-7400
        Telecopy: (203) 355-7410

        (c) If to Merger Sub, to:

        Edward Acquisition Corp.
        c/o Thames Water North America Inc.
        Two Stamford Plaza, 15th Floor
        281 Tresser Blvd.
        Stamford, CT 06901
        Attention: Ronald Walsh, Esq.

        Telephone: (203) 355-7400
        Telecopy: (203) 355-7410

        with a copy to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York 10022
        Attention: Michael W. Blair, Esq.

        Telephone: (212) 909-6000
        Telecopy: (212)-909-6836

     Section 10.04 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.

     Section 10.05 Interpretation. (a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (b) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     Section 10.06 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for Article II and for rights of Indemnified Parties as set forth in Section 7.04, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.08 Submission to Jurisdiction; Waivers. Each of Parent and Merger Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the Company or its successors or assigns may be brought and determined in a state court of the State of New York or in any court of the United States located in New York, and each of Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.03. Each of Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.08, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (d) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     Section 10.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 10.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          E'TOWN CORPORATION

                                          By: /s/ ANNE EVANS ESTABROOK
                                          --------------------------------------
                                          Name: Anne Evans Estabrook
                                          Title: Chairman of the Board

                                          THAMES WATER Plc

                                          By: /s/ WILLAIM J. ALEXANDER
                                          --------------------------------------
                                          Name: William J. Alexander
                                          Title: Chief Executive

                                          EDWARD ACQUISITION CORP.

                                          By: /s/ DAVID E. CHARDAVOYNE
                                          --------------------------------------
                                          Name: David E. Chardavoyne
                                          Title: Vice President and Treasurer

                                                                     APPENDIX B


[SALOMON SMITH BARNEY LETTERHEAD]

November 21, 1999

The Board of Directors
E'town Corporation
600 South Avenue
Westfield, New Jersey 07091

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of E'town Corporation ("E'town") of the Merger Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of November 21, 1999 (the "Merger Agreement"), among E'town, Thames Water Pic ("Thames") and Edward Acquisition Corp., an indirectly wholly owned subsidiary of Thames ("Merger Sub"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into E'town (the "Merger") and
(ii) each outstanding share of the common stock, no par value, of E'town (the "E'town Common Stock") will be converted into the right to receive $68.00 in cash (the "Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of E'town and certain senior officers and other representatives and advisors of Thames concerning the business, operations and prospects of E'town. We examined certain publicly available business and financial information relating to E'town as well as certain financial forecasts for E'town and other information and data for E'town which were provided to or otherwise discussed with us by the management of E'town. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the E'town Common Stock; the historical and projected earnings and other operating data of E'town; and the capitalization and financial condition of E'town. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of E'town. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of E'town that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of E'town as to the future financial performance of E'town. We have assumed, with your consent, that in the course of obtaining the necessary regulatory approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to E'town. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of E'town nor have we made any physical inspection of the properties or assets of E'town. In connection with our engagement, we were not requested to, and we did not, solicit third party proposals for the possible acquisition of all or a part of E'town. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for E'town or the effect of any other transaction in which E'town might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

     Salomon Smith Barney Inc. has acted as financial advisor to E'town in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided investment banking services to

The Board of Directors
E'town Corporation
November 21, 1999
Page 2

E'town unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of E'town and Thames for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with E'town, Thames and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of E'town in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of E'town Common Stock.

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.
-----------------------------
SALOMON SMITH BARNEY INC.

                              E'TOWN CORPORATION

               Directions to the Annual Meeting at The Westwood


                                    [MAP]

                              [FORM OF PROXY CARD]

PROXY                                                                      PROXY

                               E'TOWN CORPORATION

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                                  MAY 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew M. Chapman and Anne Evans Estabrook, or either of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of common stock of E'town Corporation held by the undersigned at the Special Meeting to be held on May 18, 2000, at 10:00 a.m., local time, at The Westwood, 438 North Avenue, Garwood, New Jersey, and any adjournment thereof upon the matters set forth hereon and upon such other business that may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                           (continued on reverse side)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT
                       YOU CAN VOTE IN ONE OF THREE WAYS:

       TELEPHONE                            INTERNET                                   MAIL
- Read the                       - Read the accompanying Proxy                 - Read the
  accompanying Proxy               Statement and proxy card                      accompanying Proxy
  Statement and proxy                                                            Statement and proxy
  card                           - Go to the website                             card
                                   http://proxy.shareholder.com/xxx

- Call 1-800-480-4778     OR                                            OR     - Mark, sign and date
  on a touch-tone                - Enter the Control Number                      your proxy card
  telephone                        located in the box below
                                                                               - Detach proxy card
- Enter the Control              - Follow the simple                             below
  Number located in                instructions
  the box below                                                                - Return the card in
                                                                                 the postage-paid
- Follow the simple                                                              envelope provided
  recorded instructions


                                              ----------------------------------
         CALL TOLL-FREE TO VOTE
             1-800-480-4778

Your telephone or Internet vote
authorizes the named proxies to vote
your shares in the same manner as if you              CONTROL NUMBER
marked, signed and returned the proxy        FOR TELEPHONE / INTERNET VOTING
card                                        ---------------------------------


    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET
                                 - DETACH HERE -

           [Arrow Graphic]                          [Arrow Graphic]
--------------------------------------------------------------------------------
                                  PLEASE VOTE

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Proposal to approve the Agreement and Plan of Merger dated     Please mark
   as of November 21, 1999 among E'town Corporation, Thames      your vote as
   Water Plc and Edward Acquisition Corp.                        indicated in
                                                                this example [X}



       FOR               AGAINST                ABSTAIN

       |_|                 |_|                    |_|

                    I PLAN TO ATTEND THE SPECIAL MEETING |_|

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned hereby also acknowledge(s) receipt of notice of said meeting and the related proxy statement.

                                          Dated: _________________________, 2000

                                          Signed:_____________________________

                                          Signed:_____________________________

                           FOR SHARES HELD THROUGH THE
                           ELIZABETHTOWN WATER COMPANY
                      SAVINGS AND INVESTMENT PLAN - 401(K)

                             YOUR VOTE IS IMPORTANT

                          PLEASE RETURN YOUR PROXY CARD

      Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                   PLEASE VOTE

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Proposal to approve the Agreement and Plan of Merger dated      Please mark
   as of November 21, 1999 among E'town Corporation, Thames       your vote as
   Water Plc and Edward Acquisition Corp.                         indicated in
                                                                  this example
                                                                      [X]

                                                                 I PLAN TO
        FOR               AGAINST            ABSTAIN         ATTEND THE SPECIAL
                                                                  MEETING

        |_|                 |_|                |_|                  |_|

Please sign exactly as name appears below.

The undersigned hereby also acknowledge(s) receipt of notice of said meeting and the related proxy statement.

                                          Dated: _________________________, 2000

                                          Signed:_____________________________

                                          Signed:_____________________________